UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LIGHTING SCIENCE GROUP CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Building 2A, 1227 South Patrick Drive
Satellite Beach, Florida 32937
(321) 779-5520

May 6, 2011

Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of Lighting Science Group Corporation to be held at 9:00 a.m., Eastern time, on May 25, 2011 at our headquarters located at Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937.

          Enclosed are the notice of meeting of stockholders and proxy statement, which describe the business that will be acted upon at the meeting, as well as our 2010 Annual Report, which includes our financial statements.

          Your vote is very important, regardless of the number of shares of our voting securities that you own. To vote your shares, you may use the enclosed proxy card or attend the meeting and vote in person. If your shares are held in the name of a broker, trust, bank or other nominee, and you receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the meeting. On behalf of the Board of Directors, I urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting in person.

          Thank you for your support of our Company. I look forward to seeing you at the Annual Meeting.

Sincerely,

Richard Weinberg
Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2011:

Our Proxy Statement and 2010 Annual Report are available at:

http://investor.lsgc.com/financials.cfm.

LIGHTING SCIENCE GROUP CORPORATION
Building 2A, 1227 South Patrick Drive
Satellite Beach, Florida 32937
(321) 779-5520

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 25, 2011

          The 2011 Annual Meeting of Stockholders of Lighting Science Group Corporation, a Delaware corporation, will be held on May 25, 2011 at 9:00 a.m. Eastern Time, at our headquarters located at Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937. We will consider and act on the following items of business at the Annual Meeting:

(1)

Election of eight directors to serve on our Board of Directors for which the following are nominees: Robert Bachman, David Bell, Charles Darnell, Donald R. Harkleroad, Michael W. Kempner, T. Michael Moseley, Leon Wagner and Richard Weinberg.

(2)	Approval of an amendment to our Amended and Restated Equity-Based Compensation Plan to increase the share reserve by 8,000,000 shares.

(3)	Approval of our 2011 Employee Stock Purchase Plan.

(4)	Approval of an Amended and Restated Certificate of Incorporation to provide that the Delaware Court of Chancery shall be the sole and exclusive forum for certain disputes involving the Company.

(5)	Conduct an advisory vote on executive compensation.

(6)	Conduct an advisory vote on the frequency of holding future advisory votes on executive compensation.

(7)	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2011.

(8)	Such other business as may properly come before the Annual Meeting.

          Stockholders are referred to the proxy statement accompanying this notice for more detailed information with respect to the matters to be considered at the Annual Meeting. After careful consideration, the Board of Directors recommends a vote “FOR” Proposals 1 through 5 and Proposal 7 and, in the case of Proposal 6, the Board of Directors recommends a vote “FOR” a Triennial (every three years) frequency for the stockholder advisory vote on approval of our executive compensation.

          The Board of Directors has fixed the close of business on Friday, April 8, 2011 as the record date (the “Record Date”). Only holders of record of shares of our common stock on the Record Date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or at any postponement(s) or adjournment(s) of the Annual Meeting. A complete list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Company during regular business hours for the 10 calendar days prior to and during the Annual Meeting.

          YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.

          If your shares are registered in your name, even if you plan to attend the Annual Meeting or any postponement or adjournment of the Annual Meeting in person, we request that you complete, date, sign and mail the enclosed form of proxy in accordance with the instructions set out in the form of proxy and in the proxy statement to ensure that your shares will be represented at the Annual Meeting.

          If your shares are held in the name of a broker, trust, bank or other nominee, and you receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the Annual Meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the Annual Meeting.

By Order of the Board of Directors,

Gregory T. Kaiser
Corporate Secretary

May 6, 2011

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1

Proposal 1: Election of Directors	6

Nominees for Election at this Meeting	6
Required Vote and Board Recommendation	8

Corporate Governance	9

Code of Ethics	9
Board Composition	9
Director Independence	9
Board Committees, Meetings and Attendance	10
Director Nominations	11
Board Leadership Structure and Role in Risk Oversight	12
Communications with Directors	12

Proposal 2: Approval of an Amendment to the Equity Plan to Increase the Share Reserve by 8,000,000 Shares	13

Description of the Equity Plan	13
Federal Income Tax Consequences	16
Required Vote and Board Recommendation	18

Proposal 3: Approval of the Employee Stock Purchase Plan	20

Description of the Employee Stock Purchase Plan	20
United States Federal Income Tax Consequences	22
Required Vote and Board Recommendation	22

Proposal 4: Approval of an Amended and Restated Certificate of Incorporation to Provide that the Delaware Court of Chancery Shall be the Sole and Exclusive Forum for Certain Disputes Involving the Company	23

Reasons for the Forum Selection Amendment	23
Description of Proposed Changes to Amended and Restated Certificate of Incorporation	23
Required Vote and Board Recommendation	24

Proposal 5: Advisory Vote on Executive Compensation	25

Required Vote and Board Recommendation	25

Proposal 6: Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation	26

Required Vote and Board Recommendation	26

Proposal 7: Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2011	27

Change in Independent Registered Public Accounting Firm	27
Required Vote and Board Recommendation	27

Stock Ownership of Certain Beneficial Owners and Management	28

Section 16(a) Beneficial Ownership Reporting Compliance	29
Compensation Committee Interlocks and Insider Participation	29

Certain Relationships and Related Transactions	30

Parent Company	30
Related party transaction policy	30

Compensation Committee Report	33

Compensation Discussion and Analysis	33

Summary Compensation Table	38

Building 2A, 1227 South Patrick Drive
Satellite Beach, Florida 32937
(321) 779-5520

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2011

Unless the context otherwise requires, references in this Proxy Statement to “we,” “us,” “our,” “our Company,” or “Lighting Science Group” refer to Lighting Science Group Corporation, a Delaware corporation, and its consolidated subsidiaries as a whole. In addition, unless the context otherwise requires, references to “stockholders” are to the holders of our common stock, par value $0.001 per share.

The accompanying proxy is solicited by the Board of Directors, or the Board, on behalf of Lighting Science Group Corporation to be voted at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on May 25, 2011, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) or postponement(s) of the Annual Meeting. This Proxy Statement and accompanying form of proxy are dated May 6, 2011 and are expected to be first sent or given to stockholders on or about May 13, 2011.

The executive offices of the Company are located at, and the mailing address of the Company is, Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2011:

Our Proxy Statement and 2010 Annual Report are available at:

http://investor.lsgc.com/financials.cfm.

ABOUT THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a street name holder, you must obtain a proxy from your broker or nominee in order to vote your shares in person at the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that regulations of the Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Annual Meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice, which include the following:

(1)	the election of eight directors to the Board to serve until the 2012 Annual Meeting of Stockholders;

(2)	the approval of an amendment to the Company’s Amended and Restated Equity-Based Compensation Plan (the “Equity Plan”) to increase the share reserve by 8,000,000 shares;

(3)	the approval of the Lighting Science Group Corporation 2011 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”);

(4)	to approve an Amended and Restated Certificate of Incorporation to provide that the Delaware Court of Chancery shall be the sole and exclusive forum for certain disputes involving the Company;

(5)	to conduct an advisory vote on executive compensation;

(6)	to conduct an advisory vote on the frequency of holding future advisory votes on executive compensation;

(7)	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2011; and

(8)	such other business as may arise that may properly be conducted at the Annual Meeting or any adjournment or postponement thereof.

Also, immediately following the vote on these matters, management will report on the Company’s performance during the last fiscal year and respond to questions from stockholders.

What is “householding” and how does it affect me?

With respect to eligible stockholders who share a single address, we may send only one Proxy Statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate Proxy Statement in the future, he or she may contact Lighting Science Group Corporation, Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937, Attn: Investor Relations or by calling (321) 779-5520 and asking for Investor Relations. Eligible stockholders of record receiving multiple copies of our Proxy Statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. In the future, the Company may choose to distribute proxy information in this manner.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in street name. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

What is the record date and what does it mean?

The record date to determine the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 8, 2011 (the “Record Date”). The Record Date is established by the Board as required by Delaware law. On the Record Date, 186,452,442 shares of common stock and no shares of preferred stock were issued and outstanding.

Who is entitled to vote at the Annual Meeting?

Holders of common stock at the close of business on the Record Date may vote at the Annual Meeting.

What are the voting rights of the stockholders?

Each holder of common stock is entitled to one vote per share of common stock on all matters to be acted upon at the Annual Meeting. The Company’s Amended and Restated Certificate of Incorporation prohibits cumulative voting rights.

The presence, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the stockholder of record with respect to those shares. The Proxy Statement and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” The Proxy Statement and proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions they included in the mailing or by following their instructions for voting.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to Proposals 1 through 6 presented in this Proxy Statement.

How do I vote my shares?

If you are a record holder, you may vote your voting securities at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the Annual Meeting. To vote by proxy, you must mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

The proxy card is fairly simple to complete, with specific instructions on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your stock at the Annual Meeting in accordance with your instructions. The Board has appointed John Stanley and Gregory Kaiser to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you sign, date and return it before the Annual Meeting. If you complete all of the proxy card except one or more of the voting instructions, then the designated proxies will vote your shares “FOR” each proposal as to which you provide no voting instructions. We do not anticipate that any other matters will come before the Annual Meeting, but if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If you hold your shares in “street name,” your bank, broker or other nominee should provide to you a request for voting instructions along with the Company’s proxy solicitation materials. By completing the voting instruction card, you may direct your nominee how to vote your shares. If you complete the voting instruction card except one or more of the voting instructions, then your broker may be unable to vote your shares with respect to the proposal as to which you provide no voting instructions. See “What is a broker non-vote?” Alternatively, if you want to vote your shares in person at the Annual Meeting, you must contact your nominee directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a stockholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares in person at the Annual Meeting.

Who counts the votes?

All votes will be tabulated by Gregory Kaiser, the inspector of election appointed for the Annual Meeting. Each proposal will be tabulated separately.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a stockholder of record, you may vote your shares at the meeting by completing a ballot at the Annual Meeting.

If you hold your shares in “street name,” you may vote your shares in person only if you obtain a proxy issued by your bank, broker or other nominee giving you the right to vote the shares.

Even if you currently plan to attend the Annual Meeting, we recommend that you also return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Annual Meeting or are unable to attend.

What are my choices when voting?

When you cast your vote on:

Proposal 1:	You may vote for all director nominees or may withhold your vote as to one or more director nominees.

Proposals 2 through 5 and Proposal 7:	You may vote for the proposal, against the proposal or abstain from voting on the proposal.

Proposal 6:	You may vote for an Annual, Biennial or Triennial frequency or abstain from voting on the proposal.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

“FOR” Proposals 1 through 5 and Proposal 7, and

In the case of Proposal 6, “FOR” a Triennial frequency for the stockholder advisory vote on approval of our executive compensation.

What if I do not specify how I want my shares voted?

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

“FOR” Proposals 1 through 5 and Proposal 7, and

In the case of Proposal 6, “FOR” a Triennial frequency for the stockholder advisory vote on approval of our executive compensation.

If you are a street name holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares. See “What is a broker non-vote?”

Can I change my vote?

Yes. If you are a record holder, you may revoke your proxy at any time by any of the following means:

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Annual Meeting to revoke your proxy.

•	Completing and submitting a new valid proxy bearing a later date.
•	Giving written notice of revocation to the Company addressed to Gregory Kaiser, Corporate Secretary at the Company’s address above, which notice must be received before noon on May 24, 2011.

If you are a street name holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

What votes are required to approve each proposal?

Assuming the presence of a quorum, with respect to Proposal 1, the eight director nominees who receive the most votes from the holders of the shares of our common stock for their election will be elected, i.e., the affirmative vote of the holders of a plurality of the shares of common stock voting at the Annual Meeting is required for the election of the director nominees. Proposals 2 through 5 and Proposal 7 will require the approval of a majority of the votes cast at the Annual Meeting. With respect to Proposal 6 (the “say-on-frequency” vote), stockholders will be deemed to have approved the alternative that receives the most votes, even if that alternative receives less than a majority of the votes cast at the Annual Meeting.

How are abstentions and broker non-votes treated?

Abstentions are included in the determination of the number of shares present at the Annual Meeting for determining a quorum at the meeting. Abstentions will have no effect upon the approval of the proposals presented in this Proxy Statement.

Broker non-votes are included in the determination of the number of shares present at the Annual Meeting for determining a quorum at the meeting.

If you hold your shares in street name and you do not instruct your bank or broker how to vote, your shares may constitute broker non-votes, resulting in no votes being cast on your behalf.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. None of our stockholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

What are the solicitation expenses and who pays the cost of this proxy solicitation?

Our Board is asking for your proxy and we will pay all of the costs of asking for stockholder proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock and collecting voting instructions. We may use officers and employees of the Company to ask for proxies, as described below.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to the solicitation of proxies by use of the mail, officers and employees of the Company may solicit the return of proxies, either by mail, telephone, telecopy, e-mail or through personal contact. These officers and employees will not receive additional compensation for their efforts but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of common stock.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

The Company expects to publish the voting results in a current report on Form 8-K, which it expects to file with the SEC within four business days following the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the attached appendices and the documents we refer to in this Proxy Statement. If you have any questions, or need additional material, please feel free to contact Investor Relations at (321) 779-5520.

Proposal 1: Election of Directors

          The Board has nominated eight directors for election at the Annual Meeting by the stockholders (the “Director Nominees”). The Board manages Lighting Science Group’s business and affairs, exercises all corporate powers, and establishes corporate policies. The Bylaws currently provide that the Board will consist of such number of directors as may be determined from time to time by resolution of the Board. The Board has fixed the number of directors to be elected at the Annual Meeting at eight. Directors are elected to serve until the next Annual Meeting of stockholders and their successors have been elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes, or by newly created directorships resulting from any increase in the number of directors, may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board is present. Any director elected as a result of a vacancy or a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

          If a quorum is present, the Director Nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker non-votes have no effect on the vote. The eight candidates receiving the highest number of affirmative votes of the shares of common stock entitled to be voted for such directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. Should any Director Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board may nominate or designate. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.

          The following table sets forth the nominees for election at this meeting and information with respect to their position with Lighting Science Group and age.

Name	Age	Positions

Richard Weinberg	51	Chairman of the Board

Charles Darnell	73	Vice Chairman of the Board

Donald Harkleroad	67	Vice Chairman of the Board

Robert Bachman	69	Director

David Bell	67	Director

Michael Kempner	53	Director

T. Michael Moseley	61	Director

Leon Wagner	57	Director

          When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Governance Committee focused primarily on the information discussed in each of the directors’ individual biographies set forth below. Each of our directors exhibits collegiality, honesty and integrity.

          Set forth below is biographical information for each Director Nominee.

Nominees for Election at this Meeting

Richard Weinberg

          Richard Weinberg was appointed to serve as Chairman of our Board of Directors in January 2011 and has served as a director since October 2007. He previously served as Interim Chief Executive Officer from January 2011 to April 28, 2011. Mr. Weinberg joined Pegasus Capital Advisors, L.P. (“Pegasus Capital”) as an operating partner in 2005 and became Co-Managing Director in 2010. Pegasus Capital is a U.S.-based private equity fund manager that provides capital and strategic solutions to middle market companies across a variety of industries. Pegasus Capital is an affiliate of LSGC Holdings, LLC and LED Holdings, our two largest stockholders that collectively beneficially owned 88.7% of our common stock as of the Record Date. Mr. Weinberg has over 27 years of business development and complex financial and legal restructuring experience. From 2000 to 2005, Mr. Weinberg served as CEO of G-I Holdings (f/k/a GAF Corporation), leading that entity’s bankruptcy restructuring efforts, and from 1993 to 2005, he served as General Counsel and a senior executive of GAF Materials Corporation and International Specialty Chemicals, Inc., building products and specialty chemicals companies, respectively.

          We believe Mr. Weinberg is qualified to serve on our Board because he brings a significant amount of business experience to the Board through previously serving as an executive officer and director of other companies. In addition, Mr. Weinberg has extensive business development and complex financial and legal restructuring experience.

Charles Darnell

          Charles Darnell was appointed to our Board of Directors in October 2010 and was appointed to serve as Vice Chairman of the Board on December 21, 2010. For 43 years, from March 1963 until retirement in August 2005, Mr. Darnell was with Lithonia Lighting, later named Acuity Brands, where he started as CIO before later becoming Vice Chairman. Since retiring from Acuity Brands, Mr. Darnell has consulted with several companies specializing in technology such as lighting, wireless networks and electronic medical and metering equipment. He and his family also own several small companies engaged in servicing the interior designer market, including International Arts Group, Lighting Effects, Wingz Marketing, Trimarc Installation, LLC and iDesign.

          We believe Mr. Darnell is qualified to serve on our Board because he has considerable experience relating to lighting industry operations and, thus provides a critical business perspective to our Board.

Donald Harkleroad

          Donald Harkleroad has served as a director for us since 2003 and was appointed to serve as Vice Chairman of the Board on December 21, 2010. He is President of The Bristol Company, an Atlanta-based private holding company with interests in the food service, technology services, real estate and merchant banking industries. From 2003 until 2011, Mr. Harkleroad served as a director for Easylink Services International Corp., a global provider of on-demand electronic messaging and transaction services. Until its sale in 2006, he was also a founding director of Summit Bank Corporation, a commercial bank with offices in Georgia, Texas and California.

          We believe Mr. Harkleroad is qualified to serve on our Board because he brings significant operating, finance, legal and business knowledge through having participated in various management roles at a number of public and private companies and having practiced corporate and securities law for over 30 years. In addition, Mr. Harkleroad brings an ability to identify and implement strategic growth opportunities that help to provide guidance as the Company identifies new ways to compete.

Robert Bachman

          Robert Bachman has served as a director for us since 2003. He is the majority partner in USGT Investors, L.P. (“USGT”), an investment company based in Dallas, Texas. USGT primarily takes a minority investment position in companies that are controlled by large institutional investors. Mr. Bachman actively manages USGT’s investment portfolio, which currently includes Lighting Science Group, in addition to a shale oil exploration and production company with a large acreage position in Montana, a fusion energy company based in California and a Swiss company with interests in European steel companies. Previously, Mr. Bachman served as Vice President – Finance with a German-owned company that invested in commercial real estate in North America, and subsequently was Executive Vice President and General Manager of an oil and gas investment company affiliate of the German-owned company. He began his business career with Anheuser Busch in St. Louis, Missouri. He graduated from Bowdoin College and received an M.B.A. from Columbia University. Mr. Bachman was an officer in the U.S. Navy.

          We believe Mr. Bachman is qualified to serve on our Board because he brings a broad base of financial and investment knowledge from a variety of industries to our Board.

David Bell

          David Bell was appointed a member of our Board of Directors in October 2007. Since March 16, 2006, he has served as Chairman Emeritus of The Interpublic Group of Companies, or Interpublic, a provider of advertising, specialized marketing and communication services. Previously, he served as Interpublic’s Co-Chairman from January 2005 until March 15, 2006, Chairman and Chief Executive Officer from February 2003 to January 2005 and Vice Chairman from June 2001 to February 2003. From March 1999 to 2001, Mr. Bell served as Chairman and Chief Executive Officer of True North Communications, Inc., a provider of advertising and marketing services. From 1992 to March 1999, he served as Chairman and Chief Executive Officer of Bozell Worldwide. Mr. Bell serves on the Board of Directors of Warnaco Group Inc. and Primedia, Inc. and is currently Chairman of PRO-AD PAC (the advertising industry’s political action committee) and is the former Chairman of the Board of Directors of The National Forest Foundation and Co-Chairman of the Advertising Council Advisory Group. Mr. Bell is also a member of the Advertising Hall of Fame and is an operating advisor of Pegasus Capital. Pegasus Capital is an affiliate of our largest stockholders that collectively beneficially owned 88.7% of our common stock as of the Record Date.

          We believe Mr. Bell is qualified to serve on our Board because he is a recognized marketing expert and brings significant financial and business knowledge and executive leadership experience to the Board from his service as an executive officer and director of Interpublic and other publicly traded companies.

Michael Kempner

          Michael Kempner was appointed a member of our Board of Directors in March 2010. He is the founder, president and chief executive officer of MWW Group, Inc. Mr. Kempner is an authority on investor relations, public affairs, business-to-business and consumer marketing and corporate social responsibility, and Mr. Kempner has successfully guided corporate communications programs for numerous companies. Mr. Kempner is also an operating advisor of Pegasus Capital, which is an affiliate of our largest stockholders that collectively beneficially owned 88.7% of our common stock as of the Record Date, 2011.

          We believe Mr. Kempner is qualified to serve on our Board because he brings significant financial and business knowledge and executive leadership experience to the Board through serving as an executive officer and director of MWW Group. In addition, Mr. Kempner has valuable marketing, public affairs and corporate communications experience.

T. Michael Moseley

          T. Michael Moseley was appointed a member of our Board of Directors in March 2010. He is a retired United States Air Force four-star general. Mr. Moseley is a fighter pilot with more than 2,800 flight hours, many in the F-15 Eagle. Mr. Moseley’s final Air Force assignment was Chief of Staff of the Air Force. He retired from the Air Force in August 2008. Mr. Moseley is an operating advisor for Pegasus Capital, an affiliate of our largest stockholders that collectively beneficially owned 88.7% of our common stock as of the Record Date.

          We believe Mr. Moseley is qualified to serve on our Board because he brings perspective to the Board as a private investor as well as a significant amount of leadership experience through previously serving as Chief of Staff of the Air Force.

Leon Wagner

          Leon Wagner was appointed to serve on our Board of Directors on January 3, 2011. Mr. Wagner was a founding partner and chairman of GoldenTree Asset Management, an alternative asset management firm specializing in leveraged loans, high yield bonds, distressed assets and equities in hedge, long only and structured funds. At the time of his retirement, GoldenTree managed in excess of $12 billion in capital. Prior to founding GoldenTree, Mr. Wagner was the co-head of the high yield sales and trading department at CIBC World Markets. He joined CIBC in 1995 when it acquired The Argosy Group, LP. Mr. Wagner directed public and private placement marketing and structuring for high yield issuance at both institutions. Mr. Wagner is also a distinguished philanthropist and the 2003 recipient of the Gustave L. Levy Award, presented by the UJA-Federation of New York, in recognition of service to the community. Mr. Wagner received his M.B.A. from the University of Chicago Graduate School of Business and a B.A. from Lafayette College.

          We believe Mr. Wagner is qualified to serve on our Board because he brings significant financial experience and knowledge to the Board.

          All of the Director Nominees are currently serving on our Board, but Messrs. Darnell and Wagner were appointed by the Board and have not previously been elected by stockholders. On October 13, 2010, the Board received a letter of resignation from service on the Board from Joseph Montana, which resignation became effective on October 21, 2010. The Governance Committee recommended that Charles Darnell be appointed to fill the vacancy on the Board, and our Board appointed Mr. Darnell to the Board on October 21, 2010. On December 21, 2010, Carlos Gutierrez notified the Company of his resignation from the Board, effective January 3, 2011. Effective upon Mr. Gutierrez’s resignation, the Governance Committee recommended, and the Board appointed, Leon Wagner to serve on the Board. Each of Messrs. Darnell and Wagner were appointed to serve until this Annual Meeting and their successors have been duly elected and qualified.

          There are no family relationships between any of our directors or executive officers.

Required Vote and Board Recommendation

          If a quorum is present and voting, the eight nominees for director receiving the highest number of votes will be elected as directors. If you hold your shares in your own name and abstain from voting on the election of directors, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for the eight nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

The Board of Directors recommends that you vote FOR each Director Nominee.

Corporate Governance

          Lighting Science Group, with the oversight of the Board and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

Code of Ethics

          We have adopted a code of ethics that applies to all of our employees, including employees of our subsidiaries, as well as each of our directors and certain persons performing services for us. The code of ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, Company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics, employee misconduct, improper conflicts of interest or other violations. The code of ethics is available on our website at www.lsgc.com under the “Corporate Governance” section under “Investor Relations.” To date, there have not been any waivers by us of the code of ethics.

Board Composition

          Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board will consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not any vacancies exist in previously authorized directorships. Our Board currently consists of eight seats. Subject to any rights applicable to any then outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Stockholders will elect directors each year at our annual meeting.

          We have no formal policy regarding Board diversity. Our Board believes that each director should have a basic understanding of the principal operational and financial objectives and plans and strategies of the Company, the results of operations and financial condition of the Company and the relative standing of the Company in relation to our competitors. We take into consideration the overall composition and diversity of the Board and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, we will strive to assemble a Board that brings to us a variety of perspectives and skills derived from business and professional experience as we may deem are in our and our stockholders’ best interests. In doing so, we will also consider candidates with appropriate non-business backgrounds.

Director Independence

          Under The NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has affirmatively determined that Messrs. Bachman, Darnell and Harkleroad are “independent directors,” as defined under Rule 5605(a)(2) of The NASDAQ Marketplace Rules. Although we are not currently listed, we intend to apply to have our common stock approved for listing on the NASDAQ stock market.

          Because LSGC Holdings holds more than 50% of the voting power for the election of our directors, we may elect to be a “controlled company” under The NASDAQ Marketplace Rules. As a controlled company, exemptions under The NASDAQ Marketplace Rules will free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our Board of Directors consists of “independent directors,” as defined under The NASDAQ Marketplace Rules; and
•

that any Compensation Committee or Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

          These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The NASDAQ Marketplace Rules within the applicable time frame.

Board Committees, Meetings and Attendance

          During 2010, the Board held nine meetings. We expect our directors to attend Board meetings, meetings of any committees and subcommittees on which they serve and each annual meeting of stockholders. While a member of our Board of Directors, each Director Nominee attended at least 75 % of the total number of meetings of the Board and Board committees of which he was a member in 2010, except for Mr. Moseley. Five of our then serving directors attended our last annual meeting of stockholders, which was held on May 26, 2010.

          The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board has established an Audit Committee, Compensation Committee, Governance Committee, Executive Committee, Finance Committee and a Committee of Independent Directors. Committee assignments are re-evaluated annually and approved by the Board annually. With the exception of the Committee of Independent Directors, each of these committees operates under a charter that has been approved by our Board. The current charters of the Audit Committee, Compensation Committee, Governance Committee, Executive Committee and Finance Committee are available on our website at www.lsgc.com under the “Corporate Governance” section under “Investor Relations.”

Audit Committee

          The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and monitoring the guidelines and policies governing risk assessment and risk management.

          At the beginning of 2010, the Audit Committee was composed of Mr. Bachman (Committee Chair) and Messrs. Bell and Gutierrez. In March 2010, the Board appointed Mr. Bachman (Committee Chair) and Messrs. Bell, Gutierrez, Harkleroad and Moseley to the Audit Committee, and since December 21, 2010, the Audit Committee has been composed of Mr. Bachman (Committee Chair) and Messrs. Darnell and Harkleroad. The Audit Committee met nine times during 2010.

          Our Board has determined that each of the members of our Audit Committee is independent within the meaning of The NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. Our Board does not have an “audit committee financial expert,” within the meaning of that phrase under applicable regulations of the SEC, serving on the Audit Committee. The Board believes that each member is financially literate and experienced in business matters and is capable of (1) understanding generally accepted accounting principles, or GAAP, and financial statements; (2) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves; (3) analyzing and evaluating our financial statements; (4) understanding our internal controls and procedures for financial reporting; and (5) understanding audit committee functions. All of these are attributes of an audit committee financial expert. However, the Board believes that no Audit Committee member has obtained these attributes through the experience specified in the SEC’s definition of “audit committee financial expert.” Further, as is the case with many emerging companies, it is difficult for us to attract and retain Board members who qualify as “audit committee financial experts,” and competition for such individuals is typically significant. The Board believes that its current Audit Committee is able to fulfill its role under SEC regulations despite not having a designated “audit committee financial expert.”

Compensation Committee

          Our Compensation Committee is responsible for, among other matters: (1) recommending to our Board for consideration, the compensation and benefits of our executive officers and key employees; (2) monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock and other incentive compensation plans and programs and preparing recommendations and periodic reports to the Board concerning these matters; (4) preparing, if necessary, the Compensation Committee report that may be required by SEC rules to be included in our annual report; and (5) preparing recommendations and periodic reports to the Board concerning these matters.

          At the beginning of 2010, the Compensation Committee was composed of Mr. Bell (Committee Chair) and Messrs. Gutierrez, Harkleroad, Montana and Weinberg. Since December 21, 2010, the Compensation Committee has been composed of Mr. Bell (Committee Chair) and Messrs. Harkleroad, Moseley and Weinberg. The Compensation Committee met two times during 2010.

Governance Committee

          Our Governance Committee has responsibility for, among other things: (1) recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on the Board; (2) recommending persons to be selected by our Board as members and chairperson for each Board committee; (3) analyzing and proposing for decision of the Board the governance structure of the Company; (4) reviewing and making recommendations to the Board regarding compensation paid to the directors; and (5) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance.

          At the beginning of 2010, the Governance Committee was composed of Mr. Harkleroad (Committee Chair) and Messrs. Bachman, Kempner, Moseley and Weinberg. Since December 21, 2010, the Governance Committee has been composed of Mr. Harkleroad (Committee Chair) and Messrs. Bachman and Weinberg. The Governance Committee generally meets as part of all formal Board meetings, but it met separately three times during 2010.

Executive Committee

          Our Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of our business between Board meetings. The Executive Committee has the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. Actions taken by the Executive Committee are reported to the Board at its next meeting.

          At the beginning of 2010, the Executive Committee was composed of Zachary Gibler (Committee Chair) and Messrs. Bell, Gutierrez, Harkleroad and Weinberg. On December 21, 2010, the Executive Committee was re-constituted to consist of Mr. Gibler (Committee Chair) and Messrs. Darnell, Harkleroad, Kempner and Weinberg. Due to the death of Mr. Gibler on January 2, 2011, Mr. Weinberg was appointed to serve as chairman of the Executive Committee. The Executive Committee met two times during 2010.

Finance Committee

          The Finance Committee is responsible for the oversight of, among other matters, our: (1) capital structure plans and strategies and specific debt and equity financings, (2) short-term and long-term financing plans, (3) major commercial banking, investment banking, financial consulting, insurance and other financial relationships, (4) cash management plans, strategies and activities and (5) plans and strategies for managing exposure to economic risks.

          The Finance Committee was established on December 21, 2010 and is composed of Mr. Wagner (Committee Chair) and Messrs. Harkleroad and Weinberg. The Finance Committee did not meet during 2010.

Committee of Independent Directors

          Our Committee of Independent Directors was formed by resolution of the Board to: (1) consider, negotiate and approve or reject related-party transactions, without further Board approval, between the Company and (a) Pegasus Capital and its affiliates; (b) executive officers or directors of the Company; or (c) any other person or entity that may be deemed an affiliate or related party; and (2) approve awards under the Company’s Equity Plan (in addition to the authority of the Compensation Committee and the Board).

          At the beginning of 2010, the Committee of Independent Directors was composed of Messrs. Bachman, Harkleroad and Daryl Snadon, a former director. Since December 21, 2010, the Committee of Independent Directors has consisted of Messrs. Bachman, Darnell and Harkleroad and this Committee does not have a chairman. The Committee of Independent Directors met 15 times during 2010.

Director Nominations

          The Governance Committee considers all qualified candidates identified by members of the Committee, by other members of the Board, by senior management and by stockholders. The Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of senior management. We have not paid fees to any third party to assist in the process of identifying or evaluating director candidates during 2010.

          Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937. Such nomination must satisfy the notice, information and consent requirements set forth in our Bylaws and must be received by us prior to the date set forth under “Stockholder Proposals” below. A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees as specified in our Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares) and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners, if any, on whose behalf the nomination is being made.

          In evaluating director nominees, the Governance Committee considers the following factors:

•	the appropriate size and diversity of our Board of Directors;
•

our needs with respect to the particular knowledge, skills and experience of nominees, including experience in corporate finance, technology, business, administration and sales, in light of the prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	experience with accounting rules and practices, and whether such a person qualifies as an “audit committee financial expert” pursuant to SEC rules; and
•	balancing continuity of our Board of Directors with periodic injection of fresh perspectives provided by new Board members.

          Our Board believes that each director should have a basic understanding of the principal operational and financial objectives and plans and strategies of the Company, the results of operations and financial condition of the Company and the relative standing of the Company in relation to our competitors.

          In identifying director nominees, the Governance Committee will first evaluate the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination.

          If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Committee will identify another nominee with the desired skills and experience described above. The Committee takes into consideration the overall composition and diversity of the Board and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, the Committee will strive to assemble a Board that brings to us a variety of perspectives and skills derived from business and professional experience as it may deem are in our and our stockholders’ best interests. In doing so, the Committee will also consider candidates with appropriate non-business backgrounds.

Board Leadership Structure and Role in Risk Oversight

          Mr. Weinberg, our Chairman, has been with us since October 2007 and served as our Interim Chief Executive Officer from January 2011 until April 28, 2011. The Board believed that Mr. Weinberg was best situated to serve as our Chairman and Interim Chief Executive Officer because he was the director most familiar with the Company’s business and industry and was most capable of efficiently and effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific and industry experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, each of which is essential to effective governance. As a result of the Company’s appointment of James Haworth to serve as Chief Executive Officer commencing on April 28, 2011, the Board expects to reassess whether to continue to combine the role of Chairman and Chief Executive Officer.

          Our Board is comprised of three independent members. The Board believes the combined role of Chairman and Chief Executive Officer, together with the oversight of our independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

          Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee receives reports from management concerning the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy. In addition, as part of its oversight of our Company’s executive compensation program, the Compensation Committee considers the impact of such program, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the Compensation Committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company. The Compensation Committee has determined that, for all employees, our Company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Communications with Directors

          The Board welcomes communication from the Company’s stockholders. Stockholders and other interested parties who wish to communicate with a member or members of our Board or a committee thereof may do so by addressing correspondence to the Board member, members or committee, c/o Corporate Secretary, Lighting Science Group Corporation, Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937. Our Corporate Secretary will review and forward correspondence to the appropriate person or persons.

Proposal 2: Approval of an Amendment to the Equity Plan to Increase the Share Reserve by 8,000,000 Shares

          On February 10, 2011, the Board adopted and recommended for stockholder approval the Amendment to the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (the “Amendment”). The Amendment increased the number of shares of common stock authorized under the Equity Plan from 20,000,000 shares to 28,000,000 shares. In the event stockholder approval of the Amendment is not obtained by February 10, 2012, the additional shares added to the Equity Plan pursuant to the Amendment will not be available for grant as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

          Equity compensation is an integral component of the Company’s compensation program because it permits the Company to attract and retain the services of key employees, directors and consultants by providing a means by which they can acquire and maintain stock ownership, or awards, aligning their interests with those of the stockholders. Accordingly, pursuant to the Equity Plan, the Company primarily grants incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, phantom stock awards or any combination of the foregoing. The Equity Plan and the 2011 Employee Stock Purchase Program are the only equity-based plans maintained by the Company. Under the Equity Plan, on the Record Date, there were options outstanding exercisable into 12,493,324 shares of our common stock and 135,001 outstanding unvested shares of restricted stock.

          The following is a description of the Equity Plan as amended by the Amendment. This description is qualified in its entirety by reference to the actual text of the Equity Plan, which is attached to this Proxy Statement as Appendix A, and the Amendment, which is attached to this Proxy Statement as Appendix B.

Description of the Equity Plan

          General. The purpose of the Equity Plan is to provide a means for the Company to: (i) attract, motivate, retain, and reward high quality executives and other employees, officers, directors, consultants, and other persons who provide services to the Company; (ii) provide a means by which those persons can acquire and maintain a proprietary interest in the Company, thereby strengthening their commitment to the welfare of the Company and their desire to remain in its employ; and (iii) provide those persons with incentive and reward opportunities designed to enhance the profitable growth of the Company. The Company is offering stock options, stock appreciation rights, restricted stock, phantom stock, dividend equivalents, other stock based awards, and performance or annual incentive awards (payable in cash or shares of the Company’s common stock) to eligible individuals pursuant to grants under the Equity Plan. The Equity Plan will remain in effect until the date no shares of common stock of the Company remain available for issuance under the Equity Plan, or if earlier, the date the Equity Plan is terminated by the Board.

          Administration. Unless otherwise determined by the Board in accordance with the provisions of the Equity Plan, the Compensation Committee administers the Equity Plan other than with respect to director compensation, which is administered by the Governance Committee. The Committee of Independent Directors also has authority to approve awards pursuant to the Equity Plan (the Compensation Committee, the Governance Committee and the Committee of Independent Directors, in such capacity, referred to as the “Committee”). Subject to the terms of the Equity Plan, the Committee will determine the persons to whom awards are to be made, determine the type, number and terms and conditions of awards, and all matters relating to awards, specify times at which awards will be exercisable or settleable (including performance conditions that may be required), prescribe forms of award agreements, establish performance goals or certify the extent of their achievement, interpret and specify rules and regulations relating to the administration of the Equity Plan, and make all other determinations that may be necessary or advisable to administer the Equity Plan.

          Eligibility. Any employee (including an employee who is also a director or an officer), outside director of the Company, or other person providing services to the Company, is eligible to participate in the Equity Plan; provided that only employees of the Company shall be eligible to receive incentive stock options. The Committee, upon its own action, may grant, but shall not be required to grant, an award to any employee, outside director, or service provider. Awards may be granted by the Committee at any time and from time to time to new participants, or to some or all of the existing participants, and may include or exclude previous participants, as the Committee shall determine. Except as required by the Equity Plan, awards granted at different times need not contain similar provisions. The Committee’s determinations under the Equity Plan (including without limitation, determinations of which individuals, if any, are to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, including terms requiring forfeiture in the event of termination of employment) need not be uniform and may be made by it selectively among participants who receive, or are eligible to receive, awards under the Equity Plan. As of the Record Date, the Company had

approximately 186 employees, eight directors, and approximately 350 consultants who would be eligible participants under the Equity Plan.

          Number of Shares Available for Awards. Prior to the Amendment, subject to certain adjustments, the maximum number of shares of common stock that could be delivered pursuant to awards granted under the Equity Plan was 20,000,000 shares, 100% of which could be granted as incentive stock options. The Amendment increases the maximum number of shares available from 20,000,000 to 28,000,000. The maximum number of shares that may be granted to a Covered Employee in any fiscal year is 2,500,000 and in the case of awards the value of which is not directly related to the value of the common stock, the maximum value of the payments was $500,000. Shares to be issued may be made available from authorized but unissued common stock, common stock held by the Company in its treasury, or previously issued shares of common stock reacquired by the Company, including common stock purchased on the open market or otherwise. In the event stockholder approval of the Amendment is not obtained by February 10, 2012, the additional shares added to the Equity Plan pursuant to the Amendment will not be available for grant as incentive stock options within the meaning of Section 422 of the Code.

          The Committee, in a manner as it may deem equitable, may make certain adjustments in the event that a distribution (whether in cash, shares of common stock, or other property), recapitalization, stock split, reorganization, merger, consolidation, combinations, reclassification, or other similar corporate transaction or event affects common stock so that an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Plan. Upon the occurrence of any such adjustment, the Company shall provide notice to each affected participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such participant.

          Financial Effects of Awards; Settlement of Awards. The Company will receive no monetary consideration for the granting of awards under the Equity Plan, unless otherwise provided when granting such awards. The Company will receive no monetary consideration other than the exercise price for shares of common stock issued to participants upon the exercise of their stock options and the Company will receive no monetary consideration upon the exercise of stock appreciation rights. Awards may be settled in such forms as the Committee may determine, including without limitation cash, shares of common stock, other awards, or other property, and shall be made in a single payment or transfer. The settlement of any award may be accelerated, and cash paid in lieu of common stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, provided such acceleration would not cause such award to violate the requirements of Section 409A of the Code. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that the participant’s payroll or a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. The Committee may grant awards in exchange for other awards granted under the Equity Plan and other rights to payment from the Company, and may grant awards in addition to and in tandem with such awards, rights, or other awards.

          Vesting; Forfeiture. The Committee, in its sole discretion, may determine that an award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Equity Plan. If the Committee imposes conditions upon vesting, then, subsequent to the date of grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested. The Committee may impose on any award at the time of grant, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances on which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

          Stock Options. The Committee is authorized to grant non-qualified stock options and incentive stock options (“ISOs”) qualifying under Section 422 of the Code. The exercise price per share subject of an option is determined by the Committee. However, the per share exercise price of an option cannot be less than 100% of the fair market value of a share of common stock on the date of grant. If an ISO is granted to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company (or any majority-owned subsidiary), the per share exercise price of the ISO must be at least 110% of the fair market value of a share of common stock on the date of grant. The Committee will determine the terms of each option at the time of the grant. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that no option may have a term exceeding 10 years from the date of grant (or such shorter term as may be required in respect of an ISO under Section 422 of the Code). In addition, ISOs may not be granted more than 10 years after the earlier of the adoption of the Equity Plan or the approval of the Equity Plan by the Company’s stockholders.

          Stock Appreciation Rights (“SARs”). The Committee is authorized to grant SARs as a stand alone award (referred to as “freestanding SARs”) or in conjunction with stock options granted under the Equity Plan (referred to as “tandem SARs”). Tandem SARs require the participant, upon exercise, to surrender the related stock option with respect to the number of shares as to which the SAR is exercised. SARs entitle a participant to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of common stock on the date of grant, payable in either cash or shares of common stock, or in the case of a “Limited SAR,” the fair market value determined by reference to the “Change in Control Price” (as defined in the Equity Plan) over the fair market value of a share of common stock on the date of grant. The Committee will determine the terms of each SAR at the time of the grant, including without limitation, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of common stock will be delivered, or whether a SAR will be in tandem or in combination with any other award.

          Restricted Stock. The Committee is authorized to grant restricted stock to participants. Restricted stock consists of shares of common stock that may not be sold, transferred, pledged or assigned, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the Committee. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock will be made, the number of shares to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company, the passage of time or other restrictions or conditions. The Committee may require or permit a participant to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock or applied to the purchase of additional awards under the Equity Plan. Unless otherwise determined by the Committee, shares distributed in connection with a stock split or stock dividend from restricted stock shall be subject to the restrictions and a risk of forfeiture to the same extent as the restricted stock. In the event of a “Change in Control” (as defined in the Equity Plan), all restricted stock granted pursuant to the Equity Plan shall fully vest and all restrictions applicable to such restricted stock shall terminate.

          Phantom Stock. The Committee is authorized to grant phantom stock to participants. Phantom stock constitutes a right to receive shares of common stock, cash, or a combination thereof at the end of a specified vesting period, as determined by the Committee. The phantom stock shall be subject to restrictions and may be forfeited in the event of certain terminations of employment or service occurring prior to the end of such vesting period specified by the Committee. The Committee, in its sole discretion, may waive in whole or in part the forfeiture conditions relating to such phantom stock.

          Dividend Equivalents. The Committee is authorized to grant dividend equivalents in connection with other awards granted under the Equity Plan or as a separate award, conferring on participants the right to receive cash, shares of common stock, or a combination thereof equal in value to dividends paid on a specific number of shares of common stock. Dividend equivalents credited to the holder of such rights may be paid currently or may be deemed to be reinvested in additional shares of phantom stock (which may thereafter accrue additional dividend equivalents). Dividend equivalents may be settled in cash or shares of common stock. Except for dividend equivalents deemed reinvested in phantom stock, dividend equivalents shall be paid or distributed no later than the 15th day of the third month following the fiscal year in which the Board declares the dividend.

          Other Stock Based Awards. The Committee is authorized to grant other stock-based awards under the Equity Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock, on such terms and conditions as the Committee may determine. Such other stock-based awards may be granted for no consideration, minimum consideration as may be required by applicable law, or for such other consideration as the Committee shall determine.

          Performance Awards and Annual Incentive Awards. The Committee is authorized to grant performance awards and incentive awards under the Equity Plan, on which the right of a participant to exercise or receive a grant or settlement of an award, and the timing of the grant or settlement, may be subject to such performance conditions during a specified period as may be specified by the Committee. Performance and incentive awards may be settled in cash, shares of common stock, or any combination thereof. The Committee will determine award terms, including the required performance goals, the corresponding amounts payable upon achievement of such performance goals, termination and forfeiture provisions and the form of settlement (including, maximum or minimum settlement values), so long as such provisions are not inconsistent with the terms of the Equity Plan. To the extent the Company determines that Section 162(m) of the Code shall apply to a performance award granted under the Equity Plan, it is the intent of the Company that performance awards and incentive awards constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Accordingly, performance goals shall be objective and otherwise meet the requirements of Section 162(m). In certain circumstances, the Committee may, in its discretion, modify the performance measures or objectives and/or the performance period. In addition, the Committee, in its discretion may reduce the amount of a settlement of a performance or incentive award, but may not increase the amount payable to a participant, unless such award is not intended to qualify under Section 162(m) of the Code. To the extent an award is subject to Section 409A of the Code, such award shall be in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance thereunder.

          Performance Goals. Awards of restricted stock, phantom stock, performance awards, incentive awards, and other awards (whether relating to cash or shares of common stock) under the Equity Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, which may consist of one or more or any combination of the following criteria (“Performance Criteria”): earnings per share; increase in revenues; increase in cash flow return; return on net assets; return on assets; return on investment; return on capital or return on equity; economic value added; operating margin or contribution margin; net income; pretax earnings; pretax earnings before interest, depreciation, and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating income; total stockholder return; and debt reduction. Any Performance Criteria (except for the total stockholder return and earnings per share criteria) may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. The grant, exercise, and/or settlement of performance awards may also be contingent upon individual performance goals established by the Committee, and if required for compliance with Section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.

          Amendment and Discontinuance. The Board may, without the consent of the stockholders or participants, alter, amend, suspend, discontinue, or terminate the Equity Plan or the Committee’s authority to grant awards under the Equity Plan; provided, however, any amendment or alteration to the Equity Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board’s action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which our common stock may be then listed or quoted. No such amendment or alteration will materially and adversely affect any rights of participants or obligations of the Company to participants with respect to any award granted under the Equity Plan without the consent of the affected participant.

Federal Income Tax Consequences

          The following is a brief summary of certain federal income tax consequences relating to the transactions described under the Equity Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and the treasury regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

          In 2004, a new Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, SARs, phantom stock, and certain types of restricted stock are subject to Section 409A of the Code. Any award which constitutes deferred compensation under Section 409A of the Code shall not have the time or schedule of any payment thereunder accelerated, except as permitted under the guidance issued under Section 409A of the Code.

          Incentive Stock Options. In general, a participant will not recognize income at the time an ISO is granted. When a participant exercises an ISO, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the common stock with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the common stock over $100,000 will be treated as non-qualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were non-qualified stock options. In addition to the foregoing, if the fair market value of the common stock received upon exercise of an ISO exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

          The tax treatment of any common stock acquired by exercise of an ISO will depend upon whether the participant disposes of such common stock prior to two years after the date the ISO was granted or one year after the common stock was transferred to the participant (referred to as the “Required Holding Period”). If a participant disposes of common stock acquired by exercise of an ISO after the expiration of the Required Holding Period, any amount received in excess of the participant’s tax basis for such stock will be treated as short-term or long-term capital gain, depending upon how long the participant has held the stock. If the amount received is less than the participant’s tax basis for such stock, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the stock.

          If the participant disposes of common stock acquired by exercise of an ISO prior to the expiration of the Required Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the common stock is greater than the fair market value of the common stock on the exercise date, then the difference between the ISO’s exercise price and the fair market value of the common stock at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the common stock will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the common stock will be treated as capital gain (short-term or long-term capital gain depending on how long the participant has held the shares). However, if the price received for common stock acquired by exercise of an ISO is less than the fair market value of the common stock on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the participant’s basis in the common stock.

          Non-qualified Stock Options. A participant generally will not recognize income at the time a non-qualified stock option is granted. When a participant exercises a non-qualified stock option, the difference between the exercise price and any higher market value of the common stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for common stock acquired under a non-qualified stock option will be equal to the exercise price paid for such common stock, plus any amounts included in the participant’s income as compensation upon exercise. When a participant disposes of common stock acquired by exercise of a non-qualified stock option, any amount received in excess of the participant’s tax basis for such stock will be treated as short-term or long-term capital gain, depending upon how long the participant has held the common stock. If the amount received is less than the participant’s tax basis for such stock, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the stock. The capital gain or loss will be long-term gain or loss if the participant has held the common stock for more than one year prior to the date of the sale.

          If a participant pays the exercise price of a non-qualified stock option with previously-owned shares of common stock and the transaction is not a disqualifying disposition of common stock previously acquired under an ISO, the common stock received equal to the number of shares of common stock surrendered is treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for the common stock received will be equal to the participant’s tax basis and holding period for the common stock surrendered. The common stock received in excess of the number of shares of common stock surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in such common stock will be equal to its fair market value on the date of exercise, and the participant’s holding period for such stock will begin on the date of exercise.

          If the use of previously acquired common stock to pay the exercise price of a non-qualified stock option constitutes a disqualifying disposition of common stock previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the common stock surrendered, determined at the time such common stock was originally acquired on exercise of the ISO, over the aggregate exercise price paid for such common stock. As discussed above, a disqualifying disposition of common stock previously acquired under an ISO occurs when the participant disposes of such stock before the end of the Required Holding Period. The other tax results from paying the exercise price with previously-owned stock are as described above, except that the participant’s tax basis in the common stock that is treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

          Restricted Stock. A participant who receives a grant of restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares of common stock granted as restricted stock at such time as the shares of common stock are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares of common stock. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares of common stock to recognize ordinary income on the date of transfer of the shares of common stock equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares of common stock) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to shares of common stock. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income plus the purchase price paid by the participant, if any, for such shares.

          Stock Appreciation Rights. Generally, a participant who receives freestanding SARs will not recognize taxable income at the time the freestanding SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If an employee receives the appreciation inherent in the SARs in common stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the recipient at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

          Other Awards. In the case of an award of performance awards, phantom awards, dividend equivalents, or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding

          Any ordinary income realized by a participant upon the exercise of an award under the Equity Plan is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy federal income tax withholding requirements, the Company will have the right to require that, as a condition to delivery of any certificate for common stock, the participant remit to the Company an amount sufficient to satisfy the withholding requirements. Alternatively, the Company may withhold a portion of the common stock (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations. Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in any common stock. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied to employees by January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to the Company

          To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Million Dollar Deduction Limit and Other Tax Matters

          The Company may not deduct compensation of more than $1,000,000 that is paid to an individual employed by the Company who, on the last day of the taxable year, either is the Company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer). The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation, and only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). To the extent the Company determines that Section 162(m) of the Code shall apply to any awards granted pursuant to the Equity Plan, the Company intends that such awards will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

          If an individual’s rights under the Equity Plan are accelerated as a result of a “Change in Control” and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by the Company of a compensation deduction.

Required Vote and Board Recommendation

          The proposal to approve the Amendment to the Equity Plan requires the affirmative vote of the holders of a majority of the voting securities present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and therefore will have the effect of a “no vote.”

          All members of the Board are eligible for awards under the Equity Plan and thus have a personal interest in the approval of the Equity Plan.

          In the absence of stockholder approval, the Equity Plan will continue to remain valid and available for use, and the increase by the Amendment in the overall number of shares available for delivery will remain effective. However, without stockholder approval, the Company will not be able to grant ISOs that qualify under Section 422 of the Code with respect to the additional shares made available for delivery by the Amendment.

The Board of Directors recommends that you vote FOR approval of the Amendment to the Equity Plan to increase the share reserve by 8,000,000 shares.

Proposal 3: Approval of the Employee Stock Purchase Plan

          On February 10, 2010, our Board adopted and recommended for stockholder approval the Lighting Science Group Corporation 2011 Employee Stock Purchase Plan. The Employee Stock Purchase Plan is intended to be a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as an employee stock purchase plan under Section 423 of the Code, the stockholders must approve the Employee Stock Purchase Plan within 12 months after the Employee Stock Purchase Plan is adopted. Subject to certain adjustments, the maximum number of shares of common stock that may be purchased by eligible employees under the Employee Stock Purchase Plan is 2,000,000 shares. In the event stockholder approval of the Employee Stock Purchase Plan is not obtained by February 10, 2012, the Employee Stock Purchase Plan will not be able to operate as a qualified employee stock purchase plan under Section 423 of the Code.

          Equity compensation is an integral component of the Company’s compensation program because it emphasizes the mutuality of interests that exists between the Company’s employees and stockholders, while at the same time creating incentive, promoting employee morale and helping to attract and retain desirable personnel. Accordingly, the Employee Stock Purchase Plan provides employees of the Company and designated subsidiaries with an opportunity to purchase shares of common stock of the Company at a discount to market value through voluntary systematic payroll deductions. The Employee Stock Purchase Plan and the Amended and Restated Equity-Based Compensation Plan are the only equity-based plans maintained by the Company.

          The following is a description of the Employee Stock Purchase Plan. This description is qualified in its entirety by reference to the actual text of the Employee Stock Purchase Plan, which is attached to this proxy statement as Appendix C.

Description of the Employee Stock Purchase Plan

          General. The purpose of the Employee Stock Purchase Plan is to provide employees of the Company and designated subsidiaries an opportunity to acquire a proprietary interest in the Company. Accordingly, the Company is offering eligible employees the opportunity to purchase shares of common stock of the Company at a discount to market value through voluntary systematic payroll deductions.

          Unless sooner terminated by the Board, the Employee Stock Purchase Plan will remain in effect until December 31, 2020. In addition, no offering will be made under the Employee Stock Purchase Plan after the date the participating employees elect to purchase a number of shares equal to or greater than the number of shares remaining available for purchase.

          Administration. The Employee Stock Purchase Plan will be administered by the Board or a committee established by the Board (the “Committee”). The Committee has the full power, in a manner not inconsistent with the Employee Stock Purchase Plan, to construe and interpret the Employee Stock Purchase Plan, to establish the terms of each offering of common stock under the Employee Stock Purchase Plan, and to make all other determinations necessary or advisable for the administration of the Employee Stock Purchase Plan.

          Eligibility. All employees of the Company and any designated subsidiaries are eligible to participate in the Employee Stock Purchase Plan, except employees who: (i) immediately after the option is granted, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, (ii) are ineligible foreign employees, (iii) customarily work for not more than five months in any calendar year, or (iv) customarily work twenty hours or less per week. In addition, to comply with Section 423 of the Code, the Committee may provide that highly compensated employees are not eligible to participate in the Employee Stock Purchase Plan.

          If an employee becomes eligible to participate in the Employee Stock Purchase Plan during an offering, the employee may participate in the offering on the first day of the calendar quarter commencing not less than fifteen days later.

          Share Authorization. Subject to certain adjustments, the maximum number of shares of common stock that may be purchased by eligible employees under the Employee Stock Purchase Plan is 2,000,000 shares. Shares to be issued may be made available from authorized but unissued common stock, or previously issued shares of common stock reacquired by the Company.

          The Committee, in a manner as it may deem equitable, may make certain adjustments in the event that a recapitalization, stock split, reorganization, merger, consolidation, combination, reclassification, or other similar corporate transaction or event affects common stock so that an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Employee Stock Purchase Plan. Upon the occurrence of any such adjustment, the Company shall provide notice to each affected participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such participant.

          Annual Offering(s). Each year during the term of the Employee Stock Purchase Plan, unless the Committee determines otherwise, the Company will make one or more offerings in which options to purchase common stock of the Company are granted to eligible employees. The Committee shall set the terms and conditions of each offering. However, (i) the number of shares to be purchased cannot exceed 40% of each employee’s compensation, (ii) the purchase price of the option may not be less than 85% of the fair market value of the common stock on the date the option is granted (or the date the option is exercised, if lower), (iii) the term of the option cannot exceed 27 months after the offering date, and (iv) no employee may be granted an option that permits his rights to purchase common stock under all employee stock purchase plans of the Company to accrue at a rate that exceeds $25,000 of the fair market value of such common stock for each calendar year in which such option is outstanding.

          For each offering, the Committee will set the dates of: (i) an enrollment period, during which each eligible employee shall determine whether or not, and to what extent, to participate in the offering, (ii) a payroll deduction period, during which payroll deductions are made, and (iii) purchase, on which options of participants will be automatically exercised.

          In connection with each offering, the Committee may specify a maximum number of shares of common stock that may be purchased by any participant or the maximum aggregate number of shares of common stock that may be purchased by all participants.

          Purchase of Shares. If an eligible employee desires to participate in the offering, the employee must complete and deliver a subscription agreement to the Committee during the enrollment period, authorizing payroll deductions. The amount elected in the subscription agreement to be applied toward the purchase of shares of common stock of the Company will be deducted from the participant’s compensation on each payday during the payroll deduction period and placed in an account on behalf of the participant. Participants are not given periodic reports on the status of their accounts; however, participants may obtain information as to the amount and status of their accounts at any time upon written request to the payroll department. On the purchase date(s), the options purchased by each participant will be automatically exercised in full and paid for in full by the participant’s payroll deductions. Any amounts not applied to purchase shares of common stock will be carried over to the next purchase period, and any amounts remaining at the end of an offering will be carried over to the next offering, or refunded if the participant does not participate in such offering.

          As soon as administratively practicable following a purchase date, the Company will deliver to each participant a certificate representing the shares of common stock purchased upon exercise of his or her options.

          Current Offering. The first offering will begin on April 1, 2011 and end on December 31, 2011, and will consist of nine one-month purchase periods. Thereafter, a new offering will commence on the first day of each calendar year and will be one year in duration, with twelve one month purchase periods. For each purchase period, the purchase date will be the fourth business day following the end of the purchase period, and the payroll deduction period will consist of the payroll periods ending during the purchase period. A participant may change his or her participation level by giving written notice to the Company at least 15 days prior to the first purchase period for which the change will be effective.

          An eligible employee of the Company may elect to participate in the offering by completing and delivering a subscription agreement to the Committee at least fifteen days before the start of the offering. However, an eligible employee may enroll at any time during the offering, effective as of the first calendar quarter commencing not less than fifteen days after the submission of a subscription agreement.

          For this 2011 offering, a participant may elect to use up to 30% of his compensation to purchase whole shares of common stock of the Company, but may not purchase more than 2,000 shares. The purchase price for each purchase period will be 85% of the fair market value of a share of common stock of the Company on the purchase date, rounded up to the nearest whole cent. Residual amounts not applied to purchase shares of common stock will be carried over to the next purchase period, and any amounts remaining at the end of an offering will be carried over to the next offering, or refunded if the participant does not participate in such offering.

          Withdrawal from the Employee Stock Purchase Plan; Assignment of Interest. A participant may withdraw from the Employee Stock Purchase Plan and terminate his or her interest therein by revoking his or her elections set forth in a subscription agreement prior to a purchase date. A withdrawal notice will be effective for purchase periods beginning at least 15 days after the date the notice is delivered.

          An option granted under the Employee Stock Purchase Plan may not be transferred except by will or the laws of descent and distribution, and during the lifetime of the participant may be exercised only for the benefit of the participant. No participant has rights as a stockholder until payment for the shares has been completed and a certificate has been issued.

          Forfeiture. Unless otherwise provided by the Committee, upon a participant’s termination from employment, the participant’s account will be paid, without interest, to him or her in cash and the participant’s options shall be automatically terminated. However, if a participant’s termination of employment is due to retirement, disability or death, the Committee may permit the participant to exercise his or her options within the three month period following such termination of employment or the purchase date, whichever is earlier.

          Amendment and Discontinuance. The Committee may, at any time and from time to time, alter, amend, suspend or terminate the Employee Stock Purchase Plan. However, stockholder approval will be obtained if necessary to satisfy the requirements of Section 423 of the Code or other applicable laws, and the adoption of the Employee Stock Purchase Plan will be contingent on such approval, if required.

United States Federal Income Tax Consequences

          Generally, participants are not subject to taxation when shares are purchased under the Employee Stock Purchase Plan. However, participants are subject to taxation upon the disposition of such shares. The tax consequences upon disposition depend on whether the disposition of the shares is a “qualifying disposition” or a “disqualifying disposition.” A disqualifying disposition occurs when a participant disposes of a share of common stock acquired pursuant to the Employee Stock Purchase Plan within two years from the offering date or one year from the date the share was transferred to the participant. Any other disposition is considered a “qualifying disposition.”

          Upon a disqualifying disposition, a participant is taxed on the difference between the fair market value of the shares of on the date of grant and the aggregate discounted purchase price. Accordingly, the participant is subject to taxation, even if the fair market value of the shares decreased before the participant sold the shares.

          Upon a qualifying disposition, a participant is taxed on the lesser of two amounts: (i) the difference between the fair market value of the stock on the date of grant and the aggregate discounted purchase price, and (ii) the difference between the fair market value of the stock on the date of disposition and the amount paid for the shares.

          Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser as to the federal, state, local, and other tax consequences of his or her participation in the Employee Stock Purchase Plan.

Required Vote and Board Recommendation

          The proposal to approve the Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the voting securities present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and therefore will have the effect of a “no vote.”

          In the absence of stockholder approval, the Employee Stock Purchase Plan will continue to remain valid and available for use, and the increase by the Amendment in the overall number of shares available for delivery will remain effective. However, without stockholder approval, the Company will not be able to operate as a qualified employee stock purchase plan under Section 423 of the Code.

The Board of Directors recommends that you vote FOR approval of the Employee Stock Purchase Plan.

Proposal 4: Approval of an Amended and Restated Certificate of Incorporation to Provide that the Delaware Court of Chancery Shall be the Sole and Exclusive Forum for Certain Disputes Involving the Company.

          The Board is asking stockholders to approve an Amended and Restated Certificate of Incorporation that will amend certain provisions of our existing Amended and Restated Certificate of Incorporation in order to provide that unless the Company consents in writing to the selection of an alternate forum, the Delaware Court of Chancery shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action that asserts that a director, officer or other employee of the Company breached a fiduciary duty owed to the Company or its stockholders, (iii) any action that asserts a claim arising under the Delaware General Corporation Law (the “DGCL”), or (iv) any action that asserts a claim governed by Delaware statutory and case law (the “Forum Selection Amendment”).

Reasons for the Forum Selection Amendment

          Our existing Amended and Restated Certificate of Incorporation does not currently require that intra-corporate disputes involving the Company be resolved in an exclusive forum. However, as a result of recent developments in Delaware corporate law, our Board deems it advisable to recommend that stockholders approve an Amendment and Restatement of our Certificate of Incorporation, which includes a provision providing that the Delaware Court of Chancery shall be the exclusive forum for certain disputes involving the Company.

          Delaware is a nationally recognized leader in adopting and implementing comprehensive and flexible corporate laws to meet changing business circumstances. In addition, Delaware courts (such as the Court of Chancery and the Delaware Supreme Court) are highly regarded for their considerable expertise in dealing with corporate legal issues and for producing a substantial body of case law construing the DGCL, with multiple cases concerning areas that other states’ courts have not considered. Our Board believes that the Forum Selection Amendment will provide the Company with access to an efficient forum for dispute resolution, which offers numerous benefits, including:

•

Because the judicial system is based largely on legal precedents, the abundance of Delaware case law should serve to enhance the relative clarity and predictability of many areas of corporate law, which should offer added advantages to the Company by allowing our Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions.

•

Corporations and stockholders should obtain the benefit of having disputes resolved by what is believed to be the nation’s most experienced forum for the determination of disputes involving certain of the Company’s affairs.

•

The Forum Selection Amendment is expected to preclude costly and duplicative litigation, as well as the risk of inconsistent outcomes, which may result from litigation involving two similar cases in both Delaware and another forum.

•	The Board believes that the Delaware Court of Chancery can resolve corporate disputes on an accelerated schedule relative to other forums.

          Such a provision is only effective in achieving the desired results if courts in other jurisdictions in which such claims are asserted in contravention of the proposed amendment are willing to enforce its terms. We cannot assure you that the courts in such jurisdictions will determine that the Forum Selection Amendment provision is enforceable or will be willing to force the transfer of such proceedings to the Delaware courts. For instance, a federal district court in the State of California recently ruled that a forum selection clause in a company’s bylaws was unenforceable. Such court focused on the ability of a corporation’s directors to unilaterally amend the corporation’s bylaws and noted that under contract law, while a party’s acceptance of an agreement may serve as consent to the terms thereof, a party may not independently amend or alter the provisions of a contract after the contract has been entered into. For this reason, the Board is submitting the Forum Selection Amendment to the Company’s stockholders for approval of its inclusion in the Company’s Amended and Restated Certificate of Incorporation.

Description of Proposed Changes to Amended and Restated Certificate of Incorporation

          Our Board deems it advisable to recommend that stockholders approve an Amendment and Restatement of our Certificate of Incorporation, which includes the changes summarized below. The following summary is qualified by reference to the full copy of our Amended and Restated Certificate of Incorporation, attached to this Proxy Statement as Appendix D, with deletions indicated by strikeouts and additions indicated by underline.

          If this Proposal 5 is approved by our stockholders, the following paragraph will be added as the Tenth Article of our Amended and Restated Certificate of Incorporation:

          TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the

Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

Required Vote and Board Recommendation

          The proposal to approve the Amended and Restated Certificate of Incorporation to effect the Forum Selection Amendment requires the affirmative vote of the holders of a majority of our outstanding shares of common stock. If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and will have the effect of a “no vote.”

          In the absence of stockholder approval, the existing Amended and Restated Certificate of Incorporation will continue to remain in effect without a forum selection clause.

The Board of Directors recommends that you vote FOR approval of the Amended and Restated Certificate of Incorporation to effect the Forum Selection Amendment.

Proposal 5: Advisory Vote on Executive Compensation

          The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the Company’s executive compensation. Because this is an advisory vote, this proposal is not binding upon the Company; however, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address these concerns.

          As discussed in the Compensation Discussion and Analysis section beginning on page 35, we believe that our compensation policies and decisions are focused on pay for performance principles, as well as being strongly aligned with the long-term interests of our stockholders and being competitive in the marketplace. The Company’s overall compensation philosophy is to provide a competitive total compensation package that will:

•	fairly compensate our executive officers;
•	attract and retain qualified executive officers who are able to contribute to the long-term success of our Company;
•	incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking; and
•	align our executives’ long-term interests with those of our stockholders.

          We are asking our stockholders to indicate their support for our named executive officer compensation program as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

          “RESOLVED, that the Company’s stockholders approve, on an advisory basis, the named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related tabular and narrative disclosures.”

Required Vote and Board Recommendation

          This advisory proposal regarding executive compensation requires the affirmative vote of the holders of a majority of the voting securities present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and therefore will have the effect of a “no vote.”

The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation programs of our named executive officers, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and
Analysis and the related tabular and narrative disclosures.

Proposal 6: Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation

          The Dodd-Frank Act requires companies to conduct a stockholder vote on the frequency of the stockholder advisory vote on the compensation of named executive officers. The advisory (non-binding) vote on the compensation of executives, which permits stockholders to endorse or not endorse executive compensation, will be similar to Proposal 5 in this Proxy Statement. This proposal concerns how often the stockholder advisory vote on executive compensation should be presented to the Company’s stockholders. The choices are Annual, Biennial (every two years), or Triennial (every three years). This proposal is also known as “say on frequency.” Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor to create or imply any additional fiduciary duty of the Board. However, the Board may, in its sole discretion, take into account the outcome of the vote in determining the frequency with which it will submit the resolution on executive compensation to stockholders.

          Accordingly, stockholders are being given the opportunity to indicate their preference at the Annual Meeting on the frequency of the stockholder advisory vote on executive compensation policies and procedures as described in this Proxy Statement and related material.

Required Vote and Board Recommendation

          This is an advisory vote only, and neither the Company nor the Board will be bound to take action based upon the outcome. The option (Annual, Biennial or Triennial) which receives the most stockholder votes will be deemed to be the selection of stockholders. If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

The Board of Directors recommends that you choose a TRIENNIAL frequency for the stockholder advisory vote on approval of our executive compensation.

Proposal 7: Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2011

          The Audit Committee of the Board has selected KPMG LLP, or KPMG, as our independent public accountants for the fiscal year ending December 31, 2011, and the Board has directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. KPMG has been selected to replace McGladrey & Pullen, LLP, or McGladrey, which previously audited our consolidated financial statements relating to fiscal 2008, 2009 and 2010. Representatives of McGladrey and KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

          Stockholder ratification of the selection of KPMG as our independent public accountants is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Change in Independent Registered Public Accounting Firm

          On March 18, 2011, we dismissed McGladrey as our independent auditors, upon recommendation and approval of the Audit Committee of the Board of Directors, which dismissal is to become effective upon completion of the audit relating to our financial statements for the fiscal year ended December 31, 2010. The audit reports issued by McGladrey for the fiscal years ended December 31, 2008 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audits of our financial statements for each of the fiscal years ended December 31, 2008 and 2009 and the subsequent interim period through September 30, 2010, there were no disagreements between the Company and McGladrey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference thereto in its report on our financial statements for such years.

          On March 17, 2011, the Audit Committee approved the engagement of KPMG to audit our financial statements for the fiscal year ending December 31, 2011. KPMG was formally engaged on March 18, 2011.

          During the fiscal years ended December 31, 2008, 2009 and 2010, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

          McGladrey furnished a letter addressed to the SEC stating that it agreed with the above statements.

Required Vote and Board Recommendation

          The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2011. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2011.

Stock Ownership of Certain Beneficial Owners and Management

          The following table sets forth information regarding the beneficial ownership of common stock as of the Record Date by each person known to us to own beneficially 5% or more of the outstanding common stock, each director, certain named executive officers and the directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted. Percentage of ownership is based on 186,452,442 shares of common stock outstanding on the Record Date.

          Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the Record Date by that stockholder are deemed outstanding.

	Common Stock

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class

Directors and Executive Officers
Robert Bachman	339,463	(2)	*
David Bell	251,471	(3)	*
Jonathan Cohen (4)	—		*
Charles Darnell	22,933	(5)	*
Zachary Gibler (6)	2,629,509	(7)	1.4%
Khaled Haram (8)	360,386	(9)	*
Donald Harkleroad	341,502	(10)	*
Gregory Kaiser	—		*
Michael Kempner	353,319	(11)	*
Fredric Maxik	1,753,112	(12)	*
T. Michael Moseley	110,382	(13)	*
Kathryn Reynolds (14)	100,000	(15)	*
John Stanley	350,000	(16)	*
Leon Wagner	824,061	(17)	*
Richard Weinberg	—		*
Directors and Executive Officers as a Group (13 persons)	5,108,868		2.7%
Certain Persons
Craig Cogut (18)(19)	165,412,280	(20)	88.7%
LED Holdings, LLC (18)(19)	29,172,496		15.7%
LSGC Holdings LLC (18)(19)	162,289,829	(21)	87.0%
Pegasus Partners IV, L.P. (19)	165,259,526	(21)	88.6%

*	Less than 1%.
(1)

The number and percentage of shares of our common stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power.

(2)

Includes 288,686 shares of common stock issued to USGT Investors, L.P. (“USGT”), 20,625 shares of common stock issuable to USGT upon the exercise of warrants and 15,000 shares of common stock issuable to Mr. Bachman pursuant to the exercise of stock options issued under the Equity Plan. Mr. Bachman is a controlling shareholder in the sole corporate general partner of USGT and may be deemed the beneficial owner of the shares held by USGT.

(3)	Includes 15,000 shares of common stock issuable to Mr. Bell pursuant to the exercise of stock options issued under the Equity Plan.
(4)	Mr. Cohen resigned from his position as Chief Accounting Officer on September 10, 2010.
(5)	Includes 5,600 shares of common stock issuable to Mr. Darnell pursuant to the exercise of stock options issued under the Equity Plan.
(6)	Mr. Gibler served as our Chairman and Chief Executive Officer during 2010 and passed away on January 2, 2011.
(7)	Includes 2,587,842 shares of common stock issuable to Mr. Gibler’s estate upon the exercise of stock options issued under the Equity Plan.
(8)	Mr. Haram resigned from his position as President and Chief Operating Officer on June 30, 2010.
(9)	Includes 360,386 shares of common stock issuable to Mr. Haram pursuant to the exercise of stock options issued under the Equity Plan.

(10)

Includes 296,199 shares of common stock issued to The Bristol Company and 15,000 shares of common stock issuable to Mr. Harkleroad pursuant to the exercise of stock options issued under the Equity Plan. Mr. Harkleroad is the sole shareholder of The Bristol Company and may be deemed the beneficial owner of the shares held by The Bristol Company.

(11)

Includes 12,200 shares of common stock issuable to Mr. Kempner pursuant to the exercise of stock options issued under the Equity Plan and 99,403 shares of common stock issuable to Mr. Kempner upon the exercise of Series D Warrant held by Mr. Kempner.

(12)	Includes 1,575,000 shares of common stock issuable to Mr. Maxik upon the exercise of stock options issued under the Equity Plan.
(13)	Includes 12,200 shares of common stock issuable to Mr. Moseley pursuant to the exercise of stock options issued under the Equity Plan.
(14)	Ms. Reynolds resigned from her position as Senior Vice President, Strategy and Finance on January 31, 2010.
(15)	Includes 100,000 shares of common stock issuable to Ms. Reynolds pursuant to the exercise of stock options issued under the Equity Plan.
(16)	Includes 350,000 shares of common stock issuable to Mr. Stanley upon exercise of stock options issued under the Equity Plan.
(17)

Includes 120,000 shares held by trusts for which Mr. Wagner may be deemed the beneficial owner and 3,000 shares of common stock issuable to Mr. Wagner pursuant to the exercise of stock options issued under the Equity Plan.

(18)

The principal address and principal office of each of LED Holdings, LLC (“LED Holdings”), LSGC Holdings LLC (“LSGC Holdings”), Pegasus Partners IV, L.P. (“Pegasus IV”) and Craig Cogut is c/o Pegasus Capital Advisors, L.P., 99 River Road, Cos Cob, CT 06807.

(19)

LSGC Holdings may be deemed to indirectly beneficially own 29,172,496 shares of common stock held by LED Holdings because LSGC Holdings may be deemed to have voting and dispositive power over such shares due to its membership interest in LED Holdings. Pegasus IV is the managing member of LSGC Holdings. Pegasus Investors IV, LP (“Pegasus Investors”) is the general partner of Pegasus IV and Pegasus Investors IV GP, LLC (“Pegasus GP”) is the general partner of Pegasus Investors. Pegasus GP is wholly owned by Pegasus Capital, LLC (“Pegasus Capital”, and together with Pegasus IV, Pegasus Investors and Pegasus GP, the “Pegasus Entities”). Pegasus Capital may be deemed to be directly or indirectly controlled by Craig Cogut (“Mr. Cogut”). By virtue of the foregoing, the Pegasus Entities and Mr. Cogut may be deemed to beneficially own the 29,172,496 shares of common stock held by LED Holdings and the 133,117,333 shares of common stock held by LSGC Holdings. Each of Pegasus IV, Pegasus Investors, Pegasus GP, Pegasus Capital and Mr. Cogut disclaims beneficial ownership of any of the common stock held by LED Holdings and LSGC Holdings and this disclosure shall not be deemed an admission that any of Pegasus IV, Pegasus Investors, Pegasus GP, Pegasus Capital or Mr. Cogut is the beneficial owner of such securities for purposes of Section 13(d) or for any other purpose. Additionally, Mr. Cogut may be deemed to indirectly own 137,754 shares of common stock and options to purchase 15,000 shares of common stock that represent payment of director fees paid by the Company to Pegasus Capital Advisors IV, L.P. (“Pegasus Advisors”). Pegasus Capital Advisors IV GP, LLC (“Pegasus Advisors GP”) is the general partner of Pegasus Advisors and Mr. Cogut is the sole owner and managing member of Pegasus Advisors GP. Mr. Cogut disclaims beneficial ownership of the shares and options held by Pegasus Advisors, and this disclosure shall not be deemed an admission that Mr. Cogut is the beneficial owner of such securities for purposes of Section 13(d) or for any other purpose.

(20)	Include 2,969,697 shares of common stock held by Pegasus IV, 29,172,496 shares of common stock held by LED Holdings and 133,117,333 shares of common stock held by LSGC Holdings.
(21)	Includes 29,172,496 shares of common stock held by LED Holdings and 133,117,333 shares of common stock held by LSGC Holdings.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

          To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, each of our directors, officers and ten percent stockholders complied with all Section 16(a) filing requirements applicable them except: Robert Bachman (3 late filings/6 late transactions); David Bell (3 late filings/5 late transactions); Jonathan Cohen (1 late filing/1 late transaction); Craig Cogut (3 late filings/8 late transactions); Charles Darnell (3 late filings/5 late transactions); Carlos Gutierrez (1 late filing/2 late transactions); Khaled Haram (1 late filing/1 late transaction); Donald Harkleroad (3 late filings/6 late transactions); Michael Kempner (3 late filings/3 late transactions; LED Holdings, LLC (1 late filing/1 late transaction); LSGC Holdings LLC (2 late filings/1 late transaction); Joseph Montana (2 late filings/2 late transactions); Michael Moseley (3 late filings/5 late transactions); Pegasus Capital Advisors IV, L.P. (3 late filings/6 late transactions); Pegasus Partners IV, L.P. (1 late filing/7 late transactions) and PP IV LED, LLC (1 late filing/8 late transactions).

Compensation Committee Interlocks and Insider Participation

          During 2010, the members of our Compensation Committee were Messrs. Bell, Harkleroad and Weinberg and a former director, Carlos Gutierrez. Mr. Weinberg is an executive officer and partner of Pegasus Capital. In addition, Messrs.

Bell and Gutierrez are Operating Advisors for Pegasus Capital. As described in further detail under “Certain Relationships and Related Transactions,” during the year ended December 31, 2010, we paid or otherwise accrued approximately $1.8 million in fees and expenses to Pegasus Capital and its affiliates as consideration for: (i) Pegasus Partners IV, L.P.’s guaranty of our previous line of credit with the Bank of Montreal and (ii) its provision of financial, strategic planning, monitoring and related services pursuant to a Support Services Agreement.

Certain Relationships and Related Transactions

Parent Company

          LSGC Holdings may be deemed to be our “parent” by virtue of its beneficial ownership of our voting securities. As of the Record Date, LSGC Holdings directly owned 133,117,333 shares of our common stock and indirectly owned an additional 29,172,496 shares of our common stock by virtue of its voting and dispositive control over shares held by its affiliate, LED Holdings. LSGC Holdings and LED Holdings are affiliates of Pegasus Partners IV, L.P. (“Pegasus IV”) and Pegasus Capital, and they collectively hold approximately 88.7% of our common stock as of the Record Date (calculated in accordance with Rule 13d-3 of the Exchange Act).

Related party transaction policy

          Our Board has adopted a written policy with respect to the review, approval or ratification of related party transactions. The policy generally defines a related party transaction as a transaction or series of related transactions or any material amendment to any such transaction of $120,000 or more involving the Company and any executive officer of the Company, any director or director nominee of the Company, persons owning 5% or more of our outstanding stock at the time of the transaction, any immediate family member of any of the foregoing persons, or any entity that is owned or controlled by any of the foregoing persons or in which any such person serves as an executive officer or general partner or, together with all of the foregoing persons, owns 10% or more of the equity interests thereof.

          The policy requires our Audit Committee to review and approve related party transactions and any material amendments to such related party transactions. In reviewing and approving any related party transaction or any material amendment thereto, the Audit Committee is to (i) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction, and (ii) determine that the related party transaction or material amendment thereto is fair to the Company. At each Audit Committee meeting, management is required to recommend any related party transactions and any material amendments thereto, if applicable, to be entered into by us. After review, the Audit Committee must approve or disapprove such transactions and any material amendments to such transactions.

          In addition to the above policy, because we have entered into a number of transactions with affiliates of Pegasus Capital, our Board established a Committee of Independent Directors, or the Independent Committee, in December 2008 to consider the approval of, and to make recommendations to the Board or any committee thereof regarding, any related-party transactions from time to time between us and Pegasus Capital or its affiliates, our executive officers and/or our directors. At the beginning of 2010, the Independent Committee consisted of Robert Bachman, Donald Harkleroad and Daryl Snadon. Mr. Snadon resigned from the Board and all committee positions in March 2010. Charles Darnell was appointed to serve on the Independent Committee in October 2010. Each of the transactions set forth below were reviewed and approved by the Independent Committee.

Transactions with affiliates of Pegasus Capital

          Guaranty of Line of Credit with Bank of Montreal

          On July 15, 2008, we entered into a Loan Agreement with the Bank of Montreal (“BMO”). Pursuant to the Loan Agreement, Pegasus IV guaranteed our line of credit with BMO (the “Guaranty”). On August 24, 2009, we amended the Loan Agreement to extend the maturity date (the “Second Amendment”). In conjunction with the Second Amendment, Pegasus IV agreed to extend its Guaranty of the Loan Agreement in exchange for an additional fee, subject to adjustment based upon certain corporate events. On March 15, 2010, we further amended the Loan Agreement (the “Third Amendment”) to increase the size of our revolving line of credit with BMO (the “Loan Increase”). In connection with the Third Amendment, Pegasus IV agreed to increase its Guaranty of our obligations pursuant to the Loan Agreement. In exchange for Pegasus IV’s extension of the Guaranty, we agreed to: (i) further amend the fee payable to Pegasus IV to account for any borrowings made pursuant to the Loan Increase; (ii) use proceeds received from Pegasus IV in connection with its exercise of a Standby Purchase Option (discussed below) to purchase shares of Series D Preferred Stock to reduce the principal amount outstanding under the Loan Agreement and (iii) enter into a future amendment to the Loan Agreement to reduce the total amount of the Guaranty required and to extend the stated maturity date (the “Fourth Amendment”). On April 20, 2010, we entered into the Fourth Amendment with BMO and executed that certain Replacement Demand Note (the “Replacement Note”). The Fourth Amendment and the Replacement Note decreased the size of the revolving line of credit with BMO and further extended the maturity date. On the same date and in connection with the Fourth Amendment and the Replacement Note, Pegasus IV executed a consent pursuant to which Pegasus IV acknowledged its Guaranty of our obligations pursuant to the Loan Agreement, as further amended by the Fourth Amendment. In conjunction with the execution of the Fourth Amendment, we issued Pegasus IV 1,555,860 Series D Units in satisfaction of the fees due to Pegasus IV pursuant to the Guaranty, as amended, which totaled $1,565,195, in the aggregate, as of April 20, 2010. On July 9, 2010, we entered into that certain Fifth Amendment to Bank of Montreal Loan Authorization Agreement (the “Fifth Amendment”) and that certain Replacement Demand Note (the “Replacement Note”) with BMO. The Fifth Amendment and the Second Replacement Note decreased the size of our revolving line of credit with BMO. On the same date and in connection with the Fifth Amendment and the Second Replacement Note, Pegasus IV executed a consent pursuant to which Pegasus IV acknowledged its guaranty of our obligations pursuant to the Loan Agreement, as further amended by the Fifth Amendment. In conjunction with the execution of the Fifth Amendment, we agreed to issue 88,102 Series D Units to Pegasus IV in satisfaction of the accrued portion of the guaranty fee, which totaled $88,630 as of July 9, 2010.

          Convertible Notes with Pegasus IV

          On May 15, 2009, we entered into a Convertible Note Agreement (the “Original Pegasus Convertible Note”) with Pegasus IV, which provided us with approximately $31.7 million. The proceeds of the borrowings on the Original Pegasus Convertible Note were generally used to pay in full $11.5 million worth of promissory notes previously granted to Pegasus IV, together with accrued interest thereon, and to pay outstanding principal amounts under our line of credit with BMO. Effective as of July 31, 2009, we entered into the First Amendment to the Convertible Note Agreement, pursuant to which we extended the maturity date of the Original Pegasus Convertible Note.

          On August 27, 2009, the Original Pegasus Convertible Note (as amended) was terminated, and we entered into a new Convertible Note Agreement (the “New Pegasus Convertible Note”) with Pegasus IV in the principal amount of approximately $32.8 million, which represented the outstanding principal and interest on the Original Pegasus Convertible Note as of August 27, 2009. As with the Original Pegasus Convertible Note, interest on the New Pegasus Convertible Note accrued at the rate of 14% per annum. The outstanding principal and interest was scheduled to mature upon the earlier of July 31, 2010 and the date of the consummation of the rights offering (described below).

          Pursuant to the New Pegasus Convertible Note, we agreed to use commercially reasonable efforts to conduct a rights offering (the “Rights Offering”) of Series D Units as soon as reasonably practical. The New Pegasus Convertible Note granted Pegasus IV the right to acquire any Series D Units not otherwise subscribed for pursuant to the terms of the Rights Offering (the “Standby Purchase Offering”). If the registration statement for the Rights Offering was declared effective by the SEC and the Rights Offering was consummated prior to July 31, 2010 (the scheduled maturity date), Pegasus IV would be deemed to have converted all of the then outstanding principal and interest under the New Pegasus Convertible Note into Series D Units at a conversion price of $1.006 per Unit. Additionally, the New Pegasus Convertible Note provided Pegasus IV with the option to voluntarily convert all or a portion of the outstanding principal and interest under the New Pegasus Convertible Note into Series D Units at any time at a conversion price of $1.006 per Unit.

          Rights Offering

          Upon consummation of the Rights Offering on March 3, 2010, approximately $35.2 million of the outstanding principal and interest pursuant to the New Pegasus Convertible Note automatically converted into 35,017,667 Series D Units. In addition, on April 19, 2010, we sold 24,097,148 Series D Units to Pegasus IV pursuant to the Standby Purchase Option. These Units were purchased for $1.006 per Series D Unit. We received $2.0 million from Pegasus IV on February 23, 2010 as an advance payment for a portion of these Series D Units. This advance payment accrued interest at the rate of 14% per annum, and 40,415 of the Series D Units issued to Pegasus IV on April 19, 2010 were in satisfaction of the accrued interest on the advance payment, which totaled $40,657.36.

          Series E Preferred Offering and Support Services Agreement

          On June 23, 2010, we entered into a Subscription Agreement (the “Series E Subscription Agreement”) with Pegasus IV, whereby we agreed to issue and sell to Pegasus IV 235,295 units (the “Series E Units”) at a price per Series E Unit of $127.50, for an aggregate purchase price of $30,000,112.50. Each Series E Unit consisted of: (a) one share of Series E Non-Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”) and (b) a warrant (the “Series E Warrant”) representing the right to purchase 50 shares of common stock at a price per share of $7.00, subject to adjustment (collectively, the “Series E Preferred Offering”). Pursuant to the Subscription Agreement, on June 24, 2010, we applied a portion of the proceeds of the Series E Preferred Offering to repay all amounts outstanding under our line of credit with BMO.

          Concurrent with the execution of the Series E Subscription Agreement, on June 23, 2010, we entered into a Warrant Agreement with Pegasus IV (the “Series E Warrant Agreement”) setting forth the terms and conditions of the Series E Warrants, whereby Pegasus IV was entitled to purchase shares of common stock upon exercise of the Series E Warrant(s) issued in conjunction with the Series E Preferred Offering. Pursuant to the Series E Preferred Offering, Pegasus IV received a Series E Warrant to purchase 11,764,750 shares of common stock in the aggregate.

          On June 23, 2010, in conjunction with the execution of the Series E Subscription Agreement and Series E Warrant Agreement, and as an inducement for the Series E Preferred Offering, we entered into a Support Services Agreement, whereby we agreed to pay Pegasus Capital $750,000 as reimbursement for prior financial, strategic planning, monitoring and other related services previously provided by Pegasus Capital, and to pay $187,500 for the four calendar quarters commencing October 15, 2010 and then $125,000 for each of the four calendar quarters thereafter in exchange for such services during such periods.

          Stock Purchase, Exchange and Recapitalization Agreement

          On September 30, 2010, we entered into a Stock Purchase, Exchange and Recapitalization Agreement (the “Recapitalization Agreement”) with Pegasus IV, LSGC Holdings and LED Holdings. Pursuant to the Recapitalization Agreement, Pegasus IV, LSGC Holdings and LED Holdings agreed to participate in a recapitalization of our existing capital position (the “Recapitalization”) and LSGC Holdings purchased 12,500,000 shares of common stock at a price per share of $1.60, as well as options to purchase up to an additional 3,125,000 shares of common stock at a price per share of $1.60, for an aggregate purchase price of $20,000,000. On October 5, 2010, LSGC Holdings exercised its rights pursuant to the option and acquired 3,125,000 additional shares of common stock for an aggregate purchase price of $5,000,000. In total, we issued 15,625,000 shares of common stock to LSGC Holdings for a total purchase price of $25,000,000.

          Pursuant to the Recapitalization Agreement, we exchanged all of our outstanding Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), Series E Preferred Stock, and a Series E Warrant for 32,612,249 shares of common stock. Pursuant to such agreements, the holders of all of the Series C Warrants exercised such warrants, in accordance with their terms, on a cashless basis for 1,937,420 shares of common stock. We also filed a Certificate of Amendment to our Certificate of Incorporation in order to amend the Certificate of Designation concerning our Series D Preferred Stock (the “Series D Certificate”) to provide for the automatic conversion of all shares of Series D Preferred Stock into common stock upon.

          On December 28, 2010, pursuant to the amendment to the Series D Certificate, we issued 44,072,123 shares of common stock in exchange for all 67,260,303 outstanding shares of our Series D Preferred Stock. LSGC Holdings was issued 39,800,874 shares of common stock pursuant to the conversion of its shares of Series D Preferred Stock.

          January 2011 Private Placement

          On January 26, 2011, we raised $18.0 million in a private placement pursuant to which we issued 5,454,545 shares of common stock to an affiliate of Pegasus Capital, Michael Kempner, Leon Wagner, certain other operating advisors of Pegasus Capital, and certain trusts affiliated with, and business associates of, Mr. Wagner. The purchase price of the shares of common stock represents a discount of less than 3% of the closing price of our common stock on the date our Committee of Independent Directors approved the private placement. Pegasus Partners IV, L.P. and two of its operating advisors purchased an aggregate of 3,167,333 shares of common stock for a purchase price of $10,452,200. Michael Kempner, who is also an operating advisor of Pegasus Capital and a director of the Company, and Leon Wagner, a director of the Company, purchased 60,606 and 634,394 shares of common stock, respectively, for a purchase price of $200,000 and $2,093,500.

          Warrant Exchange

          On February 4, 2011, we entered into an Exchange Agreement with LSGC Holdings pursuant to which we issued 54,500,000 shares of common stock in exchange for its: (i) Series D Warrant to purchase 60,758,777 shares of common stock and (ii) warrant to purchase 942,857 shares of common stock, which was originally issued to Pegasus IV on July 25, 2008.

Transactions with Koninklijke Philips Electronics N.V.

          On August 27, 2009, in conjunction with the Governing Agreement and Complete Releases between, among other parties, us and Philips, we entered into a Convertible Note Agreement (the “Philips Convertible Note”) with Philips pursuant to which we borrowed $5.0 million from Philips. Interest on the outstanding principal balance under the Philips Convertible Note accrued at the rate of 14% per annum. Upon consummation of the Rights Offering on March 3, 2010, approximately $5.4 million of the outstanding principal and interest pursuant to the Philips Convertible Note automatically converted into 5,330,482 Series D Units consisting of (i) one share of Series D Preferred Stock and (ii) Series D Warrants to purchase up to 5,330,482 shares of our common stock at an exercise price of 12.00 per share.

          On December 21, 2010, we issued 3,506,538 shares of common stock to Philips pursuant to the automatic conversion of its shares of Series D Preferred Stock.

Relationship with MWW Group

          On January 21, 2009, we entered into an agreement with MWW Group LLC, (“MWW”) pursuant to which MWW provides us with certain federal and state government relations, third party support and business development services. On March 24, 2010, Michael W. Kempner, the majority stockholder, president and chief executive officer of MWW, was appointed to serve as a member of our Board. The agreement’s initial term expires December 31, 2011, but will renew automatically on a month-to-month basis unless terminated by either party. Pursuant to this agreement, we paid MWW a total of $185,780 and $301,650 during 2009 and 2010, respectively, as compensation for services rendered. During 2011, we are obligated to make additional monthly payments of $30,000, and thereafter, for so long as the agreement remains in effect.

Compensation Committee Report

          The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our 2011 Proxy Statement.

COMPENSATION COMMITTEE

David Bell, Chairman
Donald Harkleroad
T. Michael Moseley
Richard Weinberg

Compensation Discussion and Analysis

          This Compensation Discussion and Analysis describes the compensation arrangements we have with our named executive officers as set forth under the rules of the SEC. Consistent with the SEC rules, we are providing disclosure for the principal executive officer (our Chief Executive Officer or CEO) and principal financial officer (our Chief Financial Officer or CFO), regardless of compensation level, and the three most highly compensated executive officers in our last completed fiscal year, other than the CEO and CFO. All of these executive officers are referred to in this Compensation Discussion and Analysis as our “NEOs.”

          For fiscal 2010, our NEOs were:

Name	Title

Zachary Gibler (1)	Former Chairman and Chief Executive Officer
Gregory Kaiser	Chief Financial Officer
Frederic Maxik	Chief Technology Officer
John Stanley	Chief Operating Officer
Khaled Haram (2)	Former President and Chief Operating Officer
Jonathan Cohen (3)	Former Chief Accounting Officer (Principal Financial Officer)

Name	Title

Kathryn Reynolds (4)	Former Senior Vice President, Strategy and Finance (Principal Financial Officer)

(1)	Mr. Gibler passed away on January 2, 2011.
(2)	Mr. Haram would have been a NEO for fiscal year 2010 but for the fact that his employment terminated on June 30, 2010.
(3)	Mr. Cohen served as Principal Financial Officer prior to September 10, 2010 when his employment was terminated.
(4)	Ms. Reynolds served as Principal Financial Officer prior to January 29, 2010 when her employment was terminated.

Recent Events

          Zachary Gibler passed away on January 2, 2011 and Richard Weinberg assumed the duties of Chairman of the Board and interim Chief Executive Officer. Mr. Weinberg has agreed to serve in this capacity for no additional compensation.

Overview and Responsibility for Compensation Decisions

          The Compensation Committee of our Board has responsibility for evaluating the performance and development of our executive officers in their respective positions, reviewing individual compensation as well as corporate compensation principles and programs, establishing corporate and individual performance objectives as they affect compensation, making determinations as to whether and to what extent such performance objectives have been achieved and ensuring that we have effective and appropriate compensation programs in place. Our CEO supports our Compensation Committee by driving our annual business plan process, providing information related to the ongoing progress under our annual business plan and other business and financial results, undertaking performance assessments of other executives and presenting other personnel-related data for the Committee’s consideration. In addition, as the manager of our executive team, our CEO assesses each executive’s contribution to corporate goals as well as achievement of his or her individual goals and makes a recommendation to our Compensation Committee with respect to compensation for executive officers other than himself. Our Compensation Committee meets, including in executive sessions, to consider these recommendations, conducts a similar evaluation of the CEO’s contributions to corporate goals and achievement of individual goals and makes determinations related to the CEO’s and the other executive officers’ compensation.

          Our overall compensation philosophy is to provide a competitive total compensation package that will:

•	fairly compensate our executive officers;
•	attract and retain qualified executive officers who are able to contribute to the long-term success of our Company;
•	incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking; and
•	align our executives’ long-term interests with those of our stockholders.

          Our Compensation Committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value. Our compensation arrangements with executive officers are, to a large degree, based upon the consolidated revenue and earnings achievements of our Company along with personal performance objectives agreed upon at the beginning of the fiscal year with the respective executive. We believe in compensating progressively for the achievement of established objectives.

          In setting compensation levels for individual officers, our Compensation Committee applies its judgment in determining the amount and mix of compensation elements for each named executive officer, and to date our compensation process has been a largely discretionary process based upon the collective experience and judgment of the Compensation Committee members acting as a group. Factors affecting the Committee’s decisions in setting compensation generally include:

•	overall corporate performance;
•

the individual officer’s performance against corporate-level strategic goals established as part of our annual business plan and the officer’s effectiveness in managing toward achievement of those goals;

•	the nature and scope of the officer’s responsibilities; and
•	informal market surveys and the personal experience of members of our Board of Directors.

          While our Compensation Committee is authorized to engage the services of outside consultants and advisors, neither the Compensation Committee nor our management has to date retained a compensation consultant to review or provide advice with respect to our policies and procedures with respect to executive compensation. To date, we have not formally benchmarked our executive compensation against peer companies, and we have not identified a group of peer companies against which we would compare our compensation practices. While our Compensation Committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted formal or informal policies or guidelines for allocating compensation between long-term and current compensation or between cash and non-cash compensation. The Compensation Committee intends to continue to manage our executive officer compensation programs on a flexible basis that will allow it to respond to market and business developments as it views appropriate, but will continue to consider whether the use of consultants, formal benchmarking and/or fixed guidelines for allocating between compensation components would aid the Committee in setting compensation levels or allocating between types of compensation.

          We have historically reviewed Company compensation annually as part of the business plan process undertaken by management and the Board in the early part of each year. During this process, the Compensation Committee reviews overall compensation, evaluates performance, determines corporate-level performance goals for that year’s business plan and, when appropriate, makes changes to one or more components of our executives’ compensation. We expect to continue this practice after this offering.

          Historically, the exercise price of our stock options has been at least equal to the fair market value of our common stock on the date of grant. Prior to this offering, the fair market value of our common stock has been established by reference to the closing price of our common stock on the OTC Bulletin Board or the Pink Sheets, as applicable, on the date of grant. If our common stock becomes listed on the NASDAQ stock market, the fair market value of our common stock will be the closing price of our stock on that exchange on the date of the grant.

Compensation Components

          Compensation for our executive officers has been highly individualized, at times structured as a result of arm’s length negotiations when an officer is initially hired, and always taking into account our financial condition and available resources. The resulting mix of compensation components has primarily included:

Compensation Component	Description	Relation to Compensation Objectives

Base Salary	Fixed cash compensation for services rendered during the fiscal year	•	Fairly compensate executives

		•	Attract and retain qualified executives
Annual Cash Incentive Bonus	Annual cash payments for achieving predetermined financial and/or performance goals	•	Fairly compensate executives

		•	Attract and retain qualified executives

• Incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking
Long-Term Incentive Awards	Grants of stock options and/or restricted stock awards designed to focus on long-term growth and increased company value	•	Attract and retain qualified executives

		•	Align executive and stockholder interests

• Incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking
Severance and Change of Control Benefits	Continued payments of base salary for up to 24 months after involuntary termination	•	Fairly compensate executives
		•	Attract and retain qualified executives
Other Benefits	Health and medical benefits, and the opportunity to participate in an employee stock purchase plan and a 401(k) retirement plan or comparable foreign plan	•	Align executive and stockholder interests

		•	Attract and retain qualified executives

          Our Compensation Committee believes this mix is appropriate for our executive team because, among other things, it provides a fixed component (base salary) designed to offer the executive funds from which to manage personal and immediate cash flow needs and variable components (annual incentive bonuses, stock options and restricted stock awards) that incentivize our management team to work toward achievement of corporate goals and our long-term success, as well as offering protection (through termination-related benefits) against abrupt changes in the executive’s circumstances in the event of involuntary employment termination including in the context of a change of control of our Company. Our Compensation Committee also believes, based on the collective experience of its members, that this mix is typical of companies in our industry and at our stage of development. It has no current plans to change the mix of components or vary the relative portions of fixed and variable compensation that comprise our overall compensation packages.

          As a result of this mix of compensation components, executives earn their compensation over three time frames:

•	Current Year Performance: Salary and annual incentives that reflect actions and results over 12 months;
•	Long-Term Performance: A long-term incentive plan that reflects results over a period of years, helping to ensure that current results remain sustainable; and
•	Full Career Performance: Deferrals and retirement accumulations encourage executives to stay with the Company until their working careers end.

          In May 2010, as part of the annual compensation review the Compensation Committee reviewed the compensation of our NEOs and determined that in light of our continued growth in both revenues and product development, it was in our Company’s best interest to make certain changes to the compensation packages of our NEOs as set forth below.

          Base Salaries. Base salary for our CEO and other executive officers is established based on the scope of their responsibilities, length of service with our Company, individual performance during the prior year and competitive market compensation. Base salaries are reviewed annually and adjusted from time-to-time based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities and our Company’s overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within our Company’s business plan.

          In May 2010, as part of the annual compensation review, our CEO’s base salary was increased from $275,000 to $375,000 in consideration of our projected growth after the development of significant customer relationships during 2009 and the first half of 2010, and his appointment as Chairman of the Board. In addition, our Chief Technology Officer’s base salary was increased from $250,000 to $300,000 due to his tenure with the Company and successful product development achievements.

          Annual Cash Incentive Bonus. We also have an annual cash incentive bonus program to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives. This program is managed as part of our annual business plan process and involves a high level of discretion on the part of our Compensation Committee. Typically, the Board approves a business plan for the year that incorporates corporate-level objectives. Achievement of those objectives becomes an important factor considered by the Compensation Committee when, after year-end, it makes a final determination of bonus amounts to be paid. Other factors that are considered by the Compensation Committee in determining amounts to pay include:

•	our Company’s overall performance and business results;
•	general market conditions;
•	future business prospects;
•	funds available from which to pay bonuses;
•	individual performance;
•	competitive conditions; and
•	any other factors it finds relevant.

          Each executive is measured against their contributions to the consolidated revenue and earnings achievement of our Company as a whole along with their performance against individual objectives established at the beginning of the fiscal year with the participation of the respective executive as part of their total compensation plan. This discretionary approach to the variable component of our compensation program allows fluidity in how we manage short-term corporate strategy and executive incentives, while allowing us to achieve more consistency in our focus on longer-term corporate objectives. Our Compensation Committee and our Board believe that this flexibility is important in managing a growing company because it allows executive officers to respond to the often changing demands of the business without undue focus on any one specific short-term performance objective. Our Compensation Committee does not have plans at this time to change the way it manages our annual cash incentive bonus program or to take a more formal or objective approach to the way it sets bonus payment amounts.

          Each executive officer has a target bonus amount, established at the time of hire and then reviewed and potentially adjusted annually over the course of the officer’s tenure with our Company. For 2010, the target bonuses for executive officers ranged from 30% to 40% of base salary based on our Compensation Committee’s belief of respective competitive levels for each officer’s overall amount of fixed and variable compensation. For 2010, the corporate-level performance objectives specified in our business plan related to consolidated sales growth, earnings and certain strategic objectives. Our Compensation Committee set a consolidated earnings target sufficient to fund the bonus pool during 2010.

          On February 10, 2011, the Compensation Committee approved an increase in the target bonuses for certain officers to 100% of base salary to provide competitive variable compensation levels in light of the Company’s overall strategic growth and earnings objectives.

          Because of our limited cash flows and our Company’s historical losses, our executive officers have not been awarded cash bonuses during the past three years. Our Compensation Committee elected not to award our named executive officers performance based incentive bonuses for fiscal 2010 because of continued losses.

          Long-Term Incentive Compensation. To date, our long-term incentive awards have primarily been in the form of options to purchase our common stock, which options are generally awarded under our Amended and Restated Equity-Based Compensation Plan, or the Equity Plan. Our stock options have an exercise price at least equal to the fair market value of our common stock on the grant date, generally vest over four years, with 25% of the option shares vesting after the first, second, third and fourth years of service following the grant, and have a ten year term. Additional vesting acceleration benefits apply in certain circumstances discussed below.

          Generally, a stock option award is made in the year that an executive officer commences employment. The size of this award is intended to offer the executive a meaningful opportunity for stock ownership relative to his or her position and reflects the Compensation Committee’s assessment of market conditions affecting the position as well as the individual’s potential for future responsibility within our Company. Thereafter, additional option grants may be made in the discretion of our Compensation Committee, Board or Committee of Independent Directors. To date, we have not granted additional options on an annual basis to executives or other employees, although we do evaluate individual performance annually. Instead, additional options have been granted to executives on a case-by-case basis reflecting the Compensation Committee’s determination that such grants are appropriate or necessary to reward exceptional performance (including upon promotion) or to retain individuals when market conditions change. The size of additional option grants are determined in the discretion of the Compensation Committee or our Board, and typically incorporate our CEO’s recommendations (except with respect to his own option grants).

          In 2010, our Board approved additional option grants to our CEO based upon his length of service, promotion to Chairman of the Board and achievement in improving sales results and market acceptance of our products. In addition, our Board approved initial option grants to our Chief Financial Officer and our Chief Operating Officer in conjunction with their hiring. The amounts of these grants are presented below under “Executive Compensation — 2010 Grants of Plan-Based Awards.”

          Other than awards of restricted stock granted to our former Chief Executive Officer and current Chief Technology Officer in 2008 and our Senior Vice President, Strategy and Finance in 2009, we have not granted restricted stock awards to our NEOs.

          On February 10, 2011, we amended the vesting provisions of the stock option agreements of certain officers (including each of the NEOs that are currently employed by us) to provide that 50% of the previously granted stock options will vest on the first and second anniversary of the applicable date of grant. These amendments also provided that these options will become fully vested upon the holder’s death, disability, termination without cause or termination for good reason. For purposes of this agreement, “cause” and “good reason” have the same definition of “cause” and “good reason” in Mr. Gibler’s employment agreement below.

          LSGC Holdings, the beneficial owner of approximately 88.7% of our common stock, has created a non-voting class of profits interests (“Class B Units”) in LSGC Holdings in order to provide additional incentive compensation to certain members of our management team. Awards of Class B Units were made January 24, 2011. The Class B Units entitle the holders (including each of the NEOs that are currently employed by us) to participate in the distributions made by LSGC Holdings to its members, but only after the holders of Class A Units in LSGC Holdings have received distributions equal to the fair market value of the assets of LSGC Holdings on the grant date of the awards. The Class B Units, which were deemed to have a fair market value of $0.00 on the grant date, remain subject to vesting upon the passage of time.

          Severance and Change in Control Benefits. We have entered into employment agreements with each of our named executive officers, which provide severance benefits in the event the executive officer’s employment is terminated by us without cause or the executive officer is terminated without cause in connection with a change in control, in consideration of a release of potential claims and other customary covenants. These benefits range from 12 weeks to, following a change-in-control, 24 months of their base salary. In addition, all stock options held by our NEOs provide for full acceleration of unvested stock options upon a change of control of our Company. For more information regarding these severance and change in control benefits, see “Executive Compensation – Estimated Benefits and Payments Upon Termination of Employment or Change of Control.” Our Board and Compensation Committee have determined it appropriate to have these termination-related benefits in place to preserve morale and productivity, and encourage retention in the face of potentially disruptive circumstances that might cause an executive to be concerned that his or her employment is in jeopardy or that might involve an actual or rumored change in control of our Company. We believe that our change of control benefits are generally in line with packages offered to executives in our industry.

          Other Benefits. Certain NEOs are entitled to monthly car allowances pursuant to their employment agreements and/or were reimbursed for relocation and moving expenses. The values of such benefits are presented below under the “Summary Compensation Table” as “All Other Compensation.”

          We also provide our executive officers with benefits that are generally available to our salaried employees. These benefits include health and medical benefits, flexible spending plans and the opportunity to participate in an employee stock purchase plan, and a 401(k) retirement plan or comparable foreign plan.

Tax Matters

          Our Board and Compensation Committee will consider the deductibility of compensation amounts paid to our executive officers including the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers in making its decisions, although such deductibility has not historically been material to our financial position. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our CEO and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is “performance-based” as defined under Section 162(m). Our stock option grants are generally designed to qualify as performance-based compensation for purposes of Section 162(m), and we expect compensation amounts related to options to be fully deductible. However, our Compensation Committee may, in its judgment, authorize compensation payments that are not deductible when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

          The following table summarizes the overall compensation earned by NEOs during each of the past three fiscal years ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)

Zachary Gibler (Chairman and Chief Executive Officer) (2)	2010	$325,000	—	$384,900	$89,800	(3)	$799,700
	2009	$248,542	—	$1,706,320	$8,400	(3)	$1,963,262
	2008	$183,333	$172,938	$207,525	—		$563,796
Gregory Kaiser (Chief Financial Officer) (4)	2010	$85,606	—	$480,700	—		$566,306

Frederic Maxik (Chief Technology Officer)	2010	$275,000	—	—	$14,400	(5)	$289,400
	2009	$250,000	—	$339,600	$5,900	(5)	$595,500
	2008	$250,000	$484,225	$207,525	—		$941,750
John Stanley (Chief Operating Officer) (6)	2010	$144,697	—	$481,600	$14,000	(7)	$640,297

Khaled Haram (President and Chief Operating Officer) (8)	2010	$119,689	—	—	$119,700	(9)	$239,389
	2009	$108,278	—	$339,600	$7,200	(9)	$455,078
Jonathan Cohen (Chief Accounting Officer) (10)	2010	$122,811	—	$43,020	$41,250	(11)	$207,081
	2009	$27,500	—	$27,920	—		$55,420
Kathryn Reynolds (Senior Vice President, Strategy and Finance) (12)	2010	$30,572	—	—	$46,154	(11)	$76,726
	2009	$155,416	$24,343	$78,395	—		$258,154

(1)

Represents the total grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all awards granted to the NEO during fiscal 2010, 2009 and 2008, as applicable. Assumptions used to calculate these amounts are included in Note 13, “Equity Based Compensation Plans,” to our consolidated financial statements for the year ended December 31, 2010.

(2)	Mr. Gibler began serving as our Chief Executive Officer on June 11, 2009 and passed away on January 2, 2011.
(3)	Includes $14,400 of car allowance and $75,400 for reimbursement of relocation and moving expenses during 2010. Consists of car allowance during 2009.
(4)	Mr. Kaiser began serving as our Chief Financial Officer on August 31, 2010.
(5)	Consisted of car allowance.
(6)	Mr. Stanley began serving as our Chief Operating Officer on June 1, 2010.
(7)	Consisted of relocation expenses.
(8)	Mr. Haram began serving as our Chief Operating Officer on July 13, 2009 and resigned on June 30, 2010.
(9)	Includes $112,500 of separation pay and $7,200 of car allowance during 2010. Consisted of car allowance during 2009.
(10)	Mr. Cohen began serving as our Chief Accounting Officer on November 1, 2009 and resigned on September 10, 2010.
(11)	Consists of separation pay.
(12)	Ms. Reynolds began serving as our Senior Vice President, Strategy and Finance on March 3, 2009 and resigned on January 29, 2010.

          In May 2010, Mr. Gibler was awarded stock options to purchase 250,000 shares of common stock. These options have an exercise price of $2.48 per share and a ten-year term. In May 2010, we also granted Mr. Stanley options to purchase 700,000 shares of common stock at an exercise price of $1.11 per share in conjunction with his commencement of employment and promotion to Chief Operating Officer. Similarly, in August 2010, we granted Mr. Kaiser options to purchase 500,000 shares of common stock at an exercise price of $1.64 per share when he was appointed Chief Financial Officer. Mr. Gibler’s options were scheduled to vest and become exercisable in equal annual installments over a four-year period commencing on the first anniversary of the date of grant. After giving effect to the amendments that were approved on February 10, 2011, Mr. Stanley’s and Mr. Kaiser’s options vest and become exercisable in equal annual installments over a two-year period commencing on the first anniversary of the date of grant, and these options will be subject to acceleration in the event of a change in control, upon their death or becoming disabled, termination without cause, termination for good reason and may be accelerated upon retirement in the discretion of our Board. The exercise price of each award is equal to at least the fair market value of the Company’s common stock on the date of grant.

2010 Grants of Plan-Based Awards

          The following table sets forth each Equity Plan-based award granted to our NEOs during the year ended December 31, 2010.

		Option Award:

	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards (1)	Grant Date Fair Value of Option Awards (2)

Zachary Gibler	May 26, 2010	250,000	$2.48	$384,900
Gregory Kaiser	August 31, 2010	500,000	$1.64	$480,700
John Stanley	May 6, 2010	700,000	$1.11	$481,600
Jonathan Cohen	March 22, 2010	100,000	$1.00	$43,020

(1)

The amounts in this column represent the exercise price of the option awards, as determined by our Board of Directors with the assistance of management, which is not less than the fair market value of our common stock on the date of grant.

(2)

Represents the total grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all awards granted to the NEO during fiscal 2010, as applicable. Assumptions used to calculate these amounts are included in Note 13, “Equity Based Compensation Plans,” to our consolidated financial statements for the year ended December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

          The following table provides certain information concerning unexercised options, stock that has not vested and Plan awards held by each of our NEOs that were outstanding as of December 31, 2010.

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

Zachary Gibler	50,000	(2)	25,000	(3)	—	$4.90	4/17/2013	—	—	41,667	(5)	$135,418
	2,500,000	(6)	—		—	$1.00	8/21/2019
	—		250,000	(4)	—	$2.48	5/26/2020

Frederic Maxik	50,000	(2)	25,000	(7)	—	$4.90	4/17/2013	—	—	116,667	(8)	$379,168
	1,500,000	(6)	—		—	$1.00	8/21/2019

Gregory Kaiser	—		500,000	(9)	—	$1.64	8/31/2020	—	—	—		—

John Stanley	—		700,000	(10)	—	$1.11	5/6/2020	—	—	—		—

Khaled Haram	645,085	(11)	—		—	$1.00	10/30/2012	—	—	—		—

Kathryn Reynolds	6,667	(12)	—		—	$0.60	7/31/2012	—	—	—		—
	100,000	(13)	—		—	$1.00	7/31/2012	—	—	—		—
	100,000	(13)	—		—	$1.00	10/31/2012	—	—	—		—

(1)	Assumes a market value of $3.25 per share of common stock, as reported on the OTC Bulletin Board on December 31, 2010.
(2)	These options were granted on April 17, 2008 and 25,000 options vested on each of April 17, 2009 and April 17, 2010.
(3)	These options were granted on April 17, 2008 and were scheduled to vest on April 17, 2011. However, due to the death of Mr. Gibler on January 2, 2011, no further vesting of these options will occur.
(4)

These options were granted on May 26, 2010. 62,500 of these options were scheduled to vest on each of May 26, 2011, May 26, 2012, May 26, 2013 and May 26, 2014. However, due to the death of Mr. Gibler on January 2, 2011, 37,842 of the shares automatically vested on January 2, 2011 in accordance with the terms of this grant. No further vesting of these options will occur.

(5)

Mr. Gibler was awarded 62,500 shares of restricted stock on April 17, 2008. As long as Mr. Gibler remained employed by us, his remaining shares of restricted stock were scheduled to vest as follows: (i) 21,250 shares would vest on the date that our gross revenues from the sale of products or licensing of technology (“Recognized Revenue”) equaled $115.0 million, and (ii) 20,625 shares would vest on the date that our Recognized Revenue equaled $150.0 million. Any restricted shares that had not vested prior to May 7, 2011 would automatically vest. Due to the death of Mr. Gibler on January 2, 2011, no further vesting of this restricted stock grant will occur.

(6)	These options were granted on August 21, 2009 and vesting was accelerated on December 30, 2010 due to the achievement of a “capitalization threshold event.”
(7)	These options were granted on April 17, 2008 and are scheduled to vest on April 17, 2011.
(8)

Mr. Maxik was awarded 175,000 shares of restricted stock on May 7, 2008. As long as Mr. Maxik remains employed by us, his remaining shares of restricted stock vest as follows: (i) 58,333 shares vest on the date that our Recognized Revenue equals $115.0 million, and (ii) 58,334 shares vest on the date that our Recognized Revenue equals $150.0 million. Any restricted shares that have not vested prior to May 7, 2011 will automatically vest.

(9)	These options were granted on August 31, 2010. 250,000 of these options will vest on each of August 31, 2011 and August 31, 2012.
(10)	These options were granted on May 6, 2010. 350,000 of these options will vest on each of May 6, 2011 and May 6, 2012.
(11)	These options were granted on April 21, 2009 and vesting was accelerated on April 30, 2010 in accordance with the separation agreement entered into by Mr. Haram and the Company.
(12)	These options were granted on June 26, 2009 and vesting was accelerated on January 31, 2010 in accordance with the separation agreement entered into by Ms. Reynolds and the Company.
(13)	These options were granted on August 21, 2009 and vesting was accelerated on January 31, 2010 in accordance with the separation agreement entered into by Ms. Reynolds and the Company.

Option Exercises

          The following table sets forth stock options that were exercised by each of our NEOs during the fiscal year 2010.

	Option awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)

Khaled Haram	104,915	$244,460
Jonathan Cohen	125,000	$259,124
Kathryn Reynolds	15,000	$41,100

(1)	Computed based on the difference between the market value of the underlying shares of common stock at exercise and the exercise price of the option.

Employment Agreements

          We entered into employment agreements with all of our NEOs.

          Employment Agreement with Zachary Gibler

          On October 4, 2007, we entered into an employment agreement with Mr. Gibler pursuant to which Mr. Gibler agreed to serve as our Chief Business Development Officer. On August 17, 2009, such agreement was superseded by a new agreement pursuant to which Mr. Gibler agreed to serve as our Chief Executive Officer, effective as of June 11, 2009. Pursuant to this employment agreement, Mr. Gibler was entitled to an annual base salary of $275,000, a monthly car allowance of $1,200 and benefits generally available to other employees. However, in May 2010, as part of the annual compensation review, Mr. Gibler’s base salary was increased from $275,000 to $375,000. Mr. Gibler was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of our performance and personal achievements. Pursuant to his employment agreement, we agreed to grant Mr. Gibler an award of restricted stock and/or options under the Equity Plan, which award would be made at a later date. Mr. Gibler’s employment agreement could be terminated at any time, without severance, by Mr. Gibler voluntarily or by us with “cause.” If Mr. Gibler’s employment were terminated by us without “cause” or by Mr. Gibler for “good reason,” then he would be entitled to severance pay equal to 12 months’ base salary.

          For purposes of this agreement, “cause” was defined as: (a) a misrepresentation of the executive’s education, work experience and/or any other matter upon which the Company relied in considering and offering employment; (b) willful breach of the executive’s obligations under the agreement, which breach the executive fails to cure, if curable, within 30 days after receipt of a written notice of such breach; (c) gross negligence in the performance or intentional non-performance of material duties to the Company; (d) commission of a felony or a crime of moral turpitude; (e) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to the Company; (f) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol during the performance of the executive’s duties to the Company or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the executive’s duties to the Company. “Good reason” was defined as any of the following occurrences (without the executive’s consent): (a) any material breach by the Company of its obligations under the agreement that is not cured within a reasonable time, (b) a reduction in base salary that is greater than 10% or greater proportionally than an across-the-Board reduction in the base salaries of all officers of the Company, (c) a material reduction by the Company in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction that is not generally applicable to all executive level employees; or (d) a material reduction by the Company of the executive’s duties and responsibilities, including a material change in job title.

          Employment Agreement with Frederic Maxik

          On October 4, 2007, we entered into an employment agreement with Mr. Maxik pursuant to which Mr. Maxik agreed to serve as our Chief Scientific Officer. Under his employment agreement, Mr. Maxik was entitled to an annual base salary of $250,000. However, in May 2010, as part of the annual compensation review, Mr. Maxik’s base salary was increased from $250,000 to $300,000. We could also pay Mr. Maxik bonuses at such times and in such amounts as our Board of Directors determines, and Mr. Maxik was entitled to participate in the Equity Plan. Mr. Maxik’s employment agreement had a term commencing on October 4, 2007 and continued until October 4, 2012. It may be terminated at any time, without severance, by Mr. Maxik voluntarily or by us with “cause.” In the event that Mr. Maxik’s employment is terminated by us without “cause” or by Mr. Maxik with “good reason,” Mr. Maxik would have been entitled to severance pay equal to 12 months’ base salary. “Cause” and “Good Reason” had the same definitions as those terms in Mr. Gibler’s employment agreement, except that “Cause” did not explicitly include a misrepresentation of education, work experience or other matter upon which the Company relied in considering and offering employment.

          On February 10, 2011, the Compensation Committee established Mr. Maxik’s target bonus for 2011 at 100% of his base salary. On March 22, 2011, we entered into a new employment agreement with Mr. Maxik pursuant to which Mr. Maxik agreed to serve as our Chief Technology Officer. The new employment agreement contains substantially the same terms as the prior agreement. However, the new employment agreement extends the term to October 4, 2014 and increases the salary continuation period to 24 months in the event Mr. Maxik’s employment is terminated by us without “cause” or by Mr. Maxik for “good reason” during the 24-month period following a change in control. Any severance paid reduces the amount that Mr. Maxik otherwise would be entitled to receive for complying with the non-competition restrictions in his employment agreement, except in the case of a qualifying severance following a change in control.

          For purposes of Mr. Maxik’s new employment agreement, “cause” is defined as: (a) a willful breach of the executive’s obligations under the agreement, which the executive fails to cure within 30 days after receipt of a written notice of such breach; (b) gross negligence in the performance or intentional non-performance of the executive’s material duties to us; (c) commission of a felony or a crime of moral turpitude; (d) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to us or any of our affiliates; or (e) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of the executive’s duties to us or any of our affiliates, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the executive’s duties to us or any of our affiliates.

          For purposes of Mr. Maxik’s prior employment agreement, “good reason” had the same meaning given to such term in Mr. Gibler’s employment agreement. For purposes of Mr. Maxik’s new employment agreement, “good reason” means the occurrence, without the executive’s written consent, any of the following events: (a) any material breach by us of our obligations under the agreement; (b) a reduction in the executive’s base salary (other than a reduction made in connection with an across-the-board proportionate reduction in the base salaries of all employees with a position of director or above that is no more than 10% of base salary); (c) a material reduction in the kind or level of employee benefits to which the executive is entitled to immediately prior to such reduction (other than a reduction generally applicable to all executive level employees that, in combination with any reduction in base salary, does not reduce total compensation by more than 10%); or (d) a material reduction of the executive’s duties and level of responsibilities; provided that any such event will not constitute good reason unless the executive delivers to us a written notice of termination for good reason within 90 days after the executive first learns of the existence of the circumstances giving rise to good reason, and within 30 days following the delivery of such notice, we have failed to cure the circumstances giving rise to good reason.

          Employment Agreement with John Stanley

          On April 7, 2010, we entered into an employment agreement with Mr. Stanley pursuant to which Mr. Stanley agreed to serve as our Senior Vice President, Global Supply Chain. Pursuant to the employment agreement, Mr. Stanley was entitled to a base salary of $200,000 and benefits generally available to other employees. However, in January 2011, as part of the annual compensation review, Mr. Stanley’s base salary was increased from $200,000 to $250,000. Mr. Stanley was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of performance and personal achievements. In addition, pursuant to his employment agreement, we agreed to grant Mr. Stanley an option, to purchase 700,000 shares of common stock under the Equity Plan. Mr. Stanley’s employment is at will and may be terminated at any time. If Mr. Stanley’s employment is terminated for reasons other than for “cause” or a change in control, Mr. Stanley was entitled to six months of base salary. If Mr. Stanley’s employment is terminated due a change in control, Mr. Stanley was entitled to 12 months of base salary.

          Effective as of February 10, 2011, we entered into a new employment agreement with Mr. Stanley pursuant to which Mr. Stanley agreed to serve as our Chief Operating Officer. The new employment agreement contains substantially the same terms as the prior agreement. However, the new employment agreement increases the salary continuation period to 12 months in the event Mr. Stanley’s employment is terminated by us without “cause” or by Mr. Stanley for “good reason”. In addition, such salary continuation period shall be increased to 24 months in the case of termination by us without “cause” or by Mr. Stanley for “good reason” during the 24-month period following a change in control. Any severance paid reduces the amount that Mr. Stanley otherwise would be entitled to receive for complying with the non-competition restrictions in his employment agreement, except in the case of a qualifying severance following a change in control. Mr. Stanley’s new employment agreement further provides that his bonus target will be set as a percentage of his base salary per fiscal year. The Compensation Committee established Mr. Stanley’s target bonus for 2011 at 100% of his base salary.

          For purposes of Mr. Stanley’s new employment agreement, “cause” has the same meaning given to the term in Mr. Maxik’s employment agreement, but also includes the executive’s misrepresentation of his education or work experience or any other matter upon which we relied in considering and offering him employment. “Good reason” has the same meaning given to the term in Mr. Maxik’s new employment agreement.

          On February 10, 2011, the compensation committee also amended the vesting provisions of Mr. Stanley’s option agreements to provide that 50% of the options granted shall vest on the first and second anniversary of the applicable date of grant. The amendment also provides that the options shall become fully vested upon the optionholder’s death, disability, termination without cause or termination for good reason.

          Employment Agreement with Gregory Kaiser

          On July 14, 2010, we entered into an employment agreement with Mr. Kaiser pursuant to which Mr. Kaiser agreed to serve as our interim Chief Financial Officer. Pursuant to the employment agreement, Mr. Kaiser was entitled to a base salary of $200,000 and benefits generally available to other employees. Mr. Kaiser was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of performance and personal achievements. Mr. Kaiser was also entitled to a grant of stock options in an amount to be determined. Mr. Kaiser’s employment is at will and may be terminated at any time. If Mr. Kaiser was terminated for reasons other than for “cause” or a change in control during the first year of employment, Mr. Kaiser was entitled to 12 weeks of base pay. If he were to be terminated anytime thereafter for reasons other than for “cause” or a change in control, Mr. Kaiser was entitled to 24 weeks of base pay. If Mr. Kaiser’s employment was terminated due to a change in control during the first year of employment, Mr. Kaiser was entitled to a severance payment of 24 weeks of base pay.

          Effective as of February 10, 2011, we entered into a new employment agreement with Mr. Kaiser pursuant to which Mr. Kaiser agreed to continue to serve as our Chief Financial Officer. The new employment agreement contains substantially the same terms as the prior agreement. However, the new employment agreement increases the salary continuation period to 12 months in the event Mr. Kaiser’s employment is terminated by us without “cause” or by Mr. Kaiser for “good reason.” In addition, such salary continuation period shall be increased to 24 months in the case of termination by us without “cause” or by Mr. Kaiser for “good reason” during the 24-month period following a change in control. Any severance paid reduces the amount that Mr. Kaiser otherwise would be entitled to receive for complying with the non-competition restrictions in his employment agreement, except in the case of a qualifying severance following a change in control. For purposes of this agreement, “cause” and “good reason” have the same definition of “cause” and “good reason” in Mr. Stanley’s employment agreement. Mr. Kaiser’s new employment agreement further provides that his bonus target will be set as a percentage of his base salary per fiscal year. The Compensation Committee established Mr. Kaiser’s target bonus for 2011 at 100% of his base salary.

          On February 10, 2011, the compensation committee also amended the vesting provisions of Mr. Kaiser’s option agreements to provide that 50% of the options granted shall vest on the first and second anniversary of the applicable date of grant. The amendment also provides that the options shall become fully vested upon the optionholder’s death, disability, termination without cause or termination for good reason.

          Employment Agreement with Jon Cohen

          On October 27, 2009, we entered into an employment agreement with Mr. Cohen pursuant to which Mr. Cohen agreed to serve as our Vice President & Chief Accounting Officer. Pursuant to the employment agreement, Mr. Cohen was entitled to a base salary of $165,000 and benefits generally available to other employees. Mr. Cohen was also eligible to participate in a bonus plan of up to 30% of his base salary based upon a combination of professional and personal achievements. In addition, pursuant to his employment agreement, we agreed to grant Mr. Cohen 100,000 shares of common stock under the Equity Plan. Mr. Cohen’s employment was at will and could be terminated at any time. If Mr. Cohen’s employment was terminated for reasons other than for “cause”, Mr. Cohen was entitled to receive 4 weeks of base salary. For purposes of the agreement, “cause” has the same definition as “cause” in Mr. Maxik’s original employment agreement.

          On June 4, 2010, we entered into an agreement with Mr. Cohen which superseded his employment agreement. Pursuant to the new agreement, Mr. Cohen agreed to continue to serve as our Vice President & Chief Accounting Officer while we looked to hire a new Chief Financial Officer. Under this agreement, if Mr. Cohen’s employment was terminated for reasons other than for “cause,” Mr. Cohen was entitled to three months of base salary. For purposes of this agreement, “cause” meant any act or omission which constitutes a felony or any crime involving dishonesty, theft or fraud; any act of dishonesty resulting or intended to result directly or indirectly in gain or personal enrichment to Mr. Cohen at the expense of the Company; and/or the willful and continued failure to substantially perform the duties and responsibilities of his position. Mr. Cohen’s employment was terminated on July 30, 2010, which became effective on September 10, 2010. In accordance with his agreement, Mr. Cohen was entitled to three months base salary upon his termination.

          Employment Agreement with Khaled Haram

          On July 10, 2009, we entered into an employment agreement with Mr. Haram pursuant to which Mr. Haram agreed to serve as our President and Chief Operating Officer. Pursuant to the employment agreement, Mr. Haram was entitled to a base salary of $225,000, a car allowance of $1,200 per month, and benefits generally available to other employees. In addition, we agreed to grant Mr. Haram a number of shares of restricted stock and stock options, which would be made at a later date. Mr. Haram was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of performance and personal achievements. Mr. Haram’s employment was at will and could be terminated at any time. If Mr. Haram’s employment was terminated for reasons other than for “cause” or a change in control, Mr. Haram was entitled to six months of base pay (provided that either (1) Mr. Haram did not return to work for Pegasus Capital or another portfolio company of Pegasus Capital or (2) Mr. Haram was retained by Pegasus Capital or another portfolio company for less than six months). If Mr. Haram’s employment was terminated due to, and within three months of, a change in control, Mr. Haram was entitled to 12 months of base salary. For purposes of this agreement, “cause” has the same definition as “cause” in Mr. Gibler’s agreement.

          On April 28, 2010, we entered into a separation agreement with Mr. Haram, pursuant to which Mr. Haram’s employment terminated on June 30, 2010 and his services transitioned to Mr. Cohen and Mr. Stanley. In accordance with his employment agreement, Mr. Haram was entitled to six months of base salary upon his termination. In addition, upon his termination, 750,000 of the stock options granted to Mr. Haram on August 21, 2009 became vested.

          Employment Agreement with Kathryn Reynolds

          On February 28, 2009, we entered into an agreement with Ms. Reynolds pursuant to which Ms. Reynolds agreed to serve as Senior Vice President, Strategy and Finance. Pursuant to the agreement, Ms. Reynolds was entitled to a base salary of $200,000 and benefits generally available to other employees. In addition, we agreed to grant Ms. Reynolds a number of shares of restricted stock and stock options, which would be made at a later date. Ms. Reynolds was also eligible to participate in a bonus plan of up to 40% of her base salary based upon a combination of performance and personal achievements. Ms. Reynolds’s employment was at will and could be terminated at any time. If Ms. Reynolds’ employment were terminated for reasons other than for “cause” or a change in control, Ms. Reynolds was entitled to three months of base salary. If Ms. Reynolds’ employment were terminated due a change in control, Ms. Reynolds was entitled to six months of base salary. For purposes of the agreement, “cause” has the same definition as “cause” in Mr. Gibler’s employment agreement.

          On January 21, 2010, we entered into a separation agreement with Ms. Reynolds, pursuant to which Ms. Reynolds’ employment terminated on January 31, 2010. In accordance with her employment agreement, Ms. Reynolds was entitled to three months of base salary upon her termination. In addition, upon her termination, 18,333 of the shares of restricted stock and 21,667 of the stock options granted to Ms. Reynolds pursuant to her employment agreement vested. In addition, 200,000 of the stock options granted to Ms. Reynolds on August 21, 2009 became vested.

Estimated Benefits and Payments Upon Termination of Employment or Change of Control

          The following table describes the potential payments and benefits upon termination of our NEOs’ employment before or after a change in control of our Company as described above, as if each officer’s employment terminated as of December 31, 2010, the last business day of fiscal 2010. See “Compensation Discussion and Analysis—Principal Elements of Executive Compensation—Severance and Change in Control Benefits” for a description of the severance and change in control arrangements for our named executive officers.

Name	Triggering Event	Type of Payment/Benefit	Amount

Zachary Gibler	Termination without cause or for good reason	Base Salary	$375,000

	Change in control	Vesting Acceleration of Option Awards	$192,500	(1)

		Vesting Acceleration of Restricted Stock	$135,418

Frederic Maxik	Termination without cause or for good reason	Base Salary	$300,000

	Change in control	Vesting Acceleration of Restricted Stock	$379,168

John Stanley	Termination without cause	Base Salary	$100,000

	Change in control	Vesting Acceleration of Option Awards	$1,498,000	(1)

	Termination upon change in control (2)	Base Salary	$200,000

Gregory Kaiser	Termination without cause	Base Salary	$46,154	(4)

	Change in control	Vesting Acceleration of Option Awards	$805,000	(1)

	Termination upon change in control (3)	Base Salary	$92,308

Jonathan Cohen	Termination without cause	Base Salary	$41,250	(6)

Name	Triggering Event	Type of Payment/Benefit	Amount

Khaled Haram	Termination without cause	Base Salary	$112,500

		Base Salary	$225,000	(5)

Kathryn Reynolds	Termination without cause	Base Salary	$50,000

	Termination upon a change in control	Base Salary	$100,000

(1)	Assumes a market value of $3.25 per share of common stock, as reported on the OTC Bulletin Board on December 31, 2010.
(2)	Termination must occur within 3 months of a change in control.
(3)	Termination must occur within first 12 months of employment.
(4)	This severance payment will increase to $92,308 if Mr. Kaiser is terminated without cause after one year of employment.
(5)

This payment would only be made if either: (i) Mr. Haram does not return to work for Pegasus Capital or another portfolio company of Pegasus Capital or (ii) Mr. Haram is retained by Pegasus Capital or another portfolio company for less than six months.

(6)	Mr. Cohen received this amount upon his resignation on July 30, 2010, which became effective on September 10, 2010.

Director Compensation

          Director compensation is determined by the Board of Directors and recommended by the Governance Committee. During 2010, each of our non-employee directors was entitled to the following compensation:

•	$40,000 paid in equal quarterly installments within 30 days of the end of each calendar quarter;
•	non-qualified stock options to purchase 12,000 shares of our common stock, which options vested in equal quarterly installments at the end of each calendar quarter;
•	80,000 shares of common stock; and
•

compensation through our “Rainmaker” program to the extent they facilitated sales of our products to certain identified customers; provided, that our independent directors are not entitled to participate in this program.

          Our Board of Directors has approved the following compensation policy for our non-employee directors during 2011:

•

non-qualified stock options to purchase 12,000 shares of common stock, which options will be awarded on January 3, 2011 and vest in equal quarterly installments on the first trading day immediately following the end of each fiscal quarter of 2011;

•	$120,000 payable in equal quarterly installments at the beginning of each fiscal quarter;
•	the chair of the Audit Committee will be entitled to an additional $50,000, payable in equal quarterly installments at the beginning of each fiscal quarter;
•	the chair of the Finance Committee will be entitled to an additional $100,000, payable in equal quarterly installments at the beginning of each fiscal quarter;
•

the chair of any other committee (other than the Audit and Finance Committees) will be entitled to an additional $15,000, payable in equal quarterly installments at the beginning of each fiscal quarter; and

•	the Vice Chairmen of the Board of Directors will each be entitled to an additional $155,000, payable in equal quarterly installments at the beginning of each fiscal quarter.

          Each non-employee director may elect to receive all or a portion of their cash compensation in shares of common stock, subject to making an election on or before January 3, 2011. Any compensation that is paid in shares of common stock will be based upon a price per share of common stock equal to $3.30, and such shares shall be issued at the beginning of the fiscal year ending December 31, 2011. We will also reimburse non-employee directors for reasonable expenses incurred in connection with attending Board of director and committee meetings.

Director Compensation Table

          Directors who are employees of the Company receive no additional compensation for their service on our Board of Directors or its committees. The following table shows the overall compensation earned for the 2010 fiscal year with respect to each person who was a non-employee director as of December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Robert Bachman	$45,000	$93,600	$5,694	—	—	—	$144,294
David Bell	$40,000	$93,600	$5,694	—	—	—	$139,294
Charles Darnell	—	$57,026	$8,554	—	—	—	$65,580
Carlos Gutierrez	$20,000	$73,600	$4,365	—	—	—	$97,965
Donald Harkleroad	$55,000	$93,600	$5,694	—	—	—	$154,294
Michael Kempner	$20,000	$73,600	$4,365	—	—	—	$97,965
T. Michael Moseley	$20,000	$73,600	$4,365	—	—	—	$97,965
Richard Weinberg (2)	$20,000	$93,600	—	—	—	—	$113,600

(1)

Represents the total grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all awards granted to the director during fiscal 2010, as applicable. Assumptions used to calculate these amounts are included in Note 13, “Equity Based Compensation Plans,” to our consolidated financial statements for the year ended December 31, 2010. Messrs. Bell, Bachman and Harkleroad were each granted options to purchase 12,000 shares of common stock; Messrs. Gutierrez, Kempner and Moseley were each granted options to purchase 9,200 shares of common stock; and Mr. Darnell was granted an option to purchase 2,600 shares of common stock. Mr. Darnell’s option has an exercise price of $3.29 per share. All other options have an exercise price of $1.00 per share.

(2)	Mr. Weinberg serves on our Board of Directors as a designee of Pegasus Capital. Pursuant to the policies of Pegasus Capital, any fees paid to Mr. Weinberg are for the benefit of Pegasus Capital.

          For 2011, non-employee directors are compensated for their service through a combination of a cash retainer and grants of nonqualified stock options to purchase shares of the Company’s common stock. The cash component of compensation is payable in equal quarterly installments at the beginning of each fiscal quarter. However, each non-employee director may elect to receive all or a portion of the cash component in shares of common stock.

          The option grants to non-employee directors generally vest in quarterly installments on the first trading day immediately following the end of each fiscal quarter. The exercise price of all option grants is equal to at least the fair market value on the date of grant and the maximum term of the option is ten years. The options are made subject to the Equity Plan and an individual stock option agreement. Non-employee directors appointed to fill a vacancy between annual meetings of stockholders s are generally granted equity awards in an amount and with vesting terms that correspond to the remaining term of the service.

Audit Committee Matters

Audit Committee Report

          The Audit Committee assists the Board of Directors in its general oversight of the Company’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee. During each fiscal year, the Audit Committee reviews the Company’s financial statements, management reports, internal control over financial reporting and audit matters. In connection with these reviews, the Audit Committee meets with management and the independent public accountants at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, financial management personnel and legal counsel.

          As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent public accountants. Together with senior members of the Company’s financial management team, the Audit Committee reviewed the overall audit scope and plans of the independent public accountants and the internal auditors, the results of internal and external audit examinations, and evaluations by management of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting.

          In addition, the Audit Committee reviewed key initiatives and programs aimed at designing and maintaining an effective internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

          In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual consolidated financial statements with management, the Company’s internal auditors and the Company’s independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and other reports, and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. McGladrey & Pullen, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

          The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including a discussion with management and the independent public accountants of the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s financial statements. In addition, the Audit Committee reviewed and discussed with McGladrey & Pullen, LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letter from McGladrey & Pullen, LLP to the Audit Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that McGladrey & Pullen, LLP is independent from the Company and its management.

          Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements be included in Lighting Science Group’s Annual Report on Form 10-K for fiscal year 2010, for filing with the SEC.

AUDIT COMMITTEE

Robert Bachman, Chairman
Donald Harkleroad
Charles Darnell

The Report of the Audit Committee set forth in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the

Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Fees to Independent Registered Public Accounting Firm

          The following is a summary of the fees billed to us by McGladrey & Pullen, LLP for professional services rendered in 2009 and 2010:

	2009	2010

Audit Fees	$413,490	$648,057
Audit-Related Fees	—	41,153
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$413,490	$689,210

          Audit Fees. This category includes the audit of the Company’s annual consolidated financial statements, reviews of the Company’s financial statements included in the Company’s Form 10-Qs and services that are normally provided by its independent registered public accounting firm in connection with its engagements for those years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of the Company’s interim financial statements.

          Audit-Related Fees. This category consists of assurance and related services by its independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include consents regarding equity issuances.

          Tax Fees. This category typically consists of professional services rendered by the Company’s independent registered public accounting firm for tax compliance and tax advice. We did not engage McGladrey & Pullen, LLP for tax compliance, advisory or planning services during 2009 or 2010.

          All Other Fees. This category typically consists of fees for other miscellaneous items. We did not incur such fees during 2009 or 2010.

Pre-Approval Policies and Procedures

          Under the Audit Committee’s pre-approval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. On an annual basis, the Audit Committee pre-approves a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In addition, the Audit Committee sets pre-approved fee levels for each of the listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee.

          The Audit Committee has delegated pre-approval authority to the Audit Committee chairman and any pre-approved actions by the Audit Committee chairman as designee are reported to the Audit Committee for approval at its next scheduled meeting.

          All of the services rendered by McGladrey & Pullen, LLP in 2010 were pre-approved by the Audit Committee.

Other Business

          The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

Stockholder Proposals

          The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2012 Annual Meeting of Stockholders is Janury 7, 2012, upon which date such stockholder proposal will be considered untimely. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 28, 2011 and no later than the close of business on February 28, 2012. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at our corporate offices at Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bylaw provisions, subject to applicable rules of the SEC.

A copy of Lighting Science Group’s 2010 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Lighting Science Group Corporation, Attention: Investor Relations, Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937.

Appendix A

LIGHTING SCIENCE GROUP CORPORATION

AMENDED AND RESTATED EQUITY-BASED COMPENSATION PLAN
(Effective as of September 11, 2008)

TABLE OF CONTENTS

Section 1.	Purpose	A-1

Section 2.	Definitions	A-1

Section 3.	Administration	A-5

(a)	Authority of the Committee	A-5
(b)	Manner of Exercise of Committee Authority	A-6
(c)	Limitation of Liability	A-6

Section 4.	Stock Subject to Plan	A-7

(a)	Overall Number of Shares Available for Delivery	A-7
(b)	Application of Limitation to Grants of Awards	A-7
(c)	Availability of Shares Not Delivered under Awards	A-7
(d)	Stock Offered	A-7

Section 5.	Eligibility; Per Person Award Limitations	A-7

Section 6.	Specific Terms of Awards	A-7

(a)	Grant of Awards; Performance-Based Compensation; Section 409A	A-7
(b)	Options	A-8
(c)	Exercise Price	A-8
(d)	Time and Method of Exercise	A-8
(e)	ISOs	A-8
(f)	Stock Appreciation Rights	A-9
(g)	Right to Payment	A-9
(h)	Rights Related to Options	A-9
(i)	Right Without Option	A-9
(j)	Terms	A-10
(k)	Restricted Stock	A-10
(l)	Phantom Stock	A-11
(m)	Bonus Stock and Awards in Lieu of Obligations	A-11
(n)	Dividend Equivalents	A-12
(o)	Other Stock-Based Awards	A-12

Section 7.	Certain Provisions Applicable to Awards	A-12

(a)	Stand-Alone, Additional, Tandem, and Substitute Awards	A-12
(b)	Term of Awards	A-12
(c)	Form and Timing of Payment under Awards	A-12
(d)	Exemptions from Section 16(b) Liability	A-13
(e)	Non-Competition Agreement	A-13

Section 8.	Performance and Annual Incentive Awards	A-13

A-i

(a)	Performance Conditions	A-13
(b)	Performance Awards Granted to Designated Covered Employees	A-13
(c)	Annual Incentive Awards Granted to Designated Covered Employees	A-15
(d)	Written Determinations	A-16
(e)	Status of Section 8(b) and Section 8(c) Awards under Section 162(m) of the Code	A-16

Section 9.	Recapitalization or Reorganization	A-16

(a)	Existence of Plans and Awards	A-16
(b)	Subdivision or Consolidation of Shares	A-17
(c)	Corporate Restructuring	A-17
(d)	Change in Control Price	A-18
(e)	Non-Option Awards	A-18
(f)	Additional Issuances	A-18
(g)	Restricted Stock Awards	A-18

Section 10.	General Provisions.	A-18

(a)	Transferability	A-18
(b)	Taxes	A-20
(c)	Changes to this Plan and Awards	A-20
(d)	Limitation on Rights Conferred under Plan	A-20
(e)	Unfunded Status of Awards	A-20
(f)	Nonexclusivity of this Plan	A-20
(g)	Payments in the Event of Forfeitures; Fractional Shares	A-21
(h)	Severability	A-21
(i)	Compliance with Legal and Exchange Requirements	A-21
(j)	Governing Law	A-21
(k)	Conditions to Delivery of Stock	A-21
(l)	Headings and Captions	A-22
(m)	Plan Effective Date	A-22

A-ii

LIGHTING SCIENCE GROUP CORPORATION

AMENDED AND RESTATED EQUITY-BASED COMPENSATION PLAN

Section 1. Purpose.

          The purpose of the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (the “Plan”) is to provide a means through which Lighting Science Group Corporation, a Delaware corporation, and any successor thereto (the “Company”), and its Subsidiaries may attract and retain able persons as employees, directors and consultants of the Company and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, or awards the value of which is tied to the performance of the Company’s stock, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ. A further purpose of this Plan is to provide such employees and directors with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, this Plan primarily provides for granting Incentive Stock Options, Options which do not constitute Incentive Stock Options, Restricted Stock Awards, Stock Appreciation Rights, Phantom Stock Awards or any combination of the foregoing, as is best suited to the circumstances of the particular individual as provided herein. Effective as of September 11, 2008, this Plan amends and restates in its entirety the Lighting Science Group Corporation 2005 Equity-Based Compensation Plan, which was approved by the Company’s stockholders effective as of September 1, 2005.

Section 2. Definitions.

For purposes of this Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

          (a) “Annual Incentive Award” means a conditional right granted to a Participant under Section 8(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

          (b) “Award” means any Option, SAR (including Limited SAR), Restricted Stock Award, Phantom Stock Award, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under this Plan.

          (c) “Beneficiary” means one or more persons, trusts or other entities which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(a) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the persons, trusts or other entities entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the state of Texas are authorized or obligated by law or executive order to close.

(g) “Change in Control” means the first to occur after the date this Plan is adopted by the Board of any of the following events:

(i)

The acquisition or the completion of a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any individual, entity or group (within the meaning of section 13(d)3 or 14(d)(2) of the Exchange Act) (each, a “Person”), of 35% or more of either (x) the then outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (C) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

(ii)

A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members constituting the Board prior to the date of the appointment or election; or

(iii)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

          Notwithstanding the foregoing provisions of this Section 2(g), in the event an Award issued under the Plan is subject to section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of section 409A of the Code, the definition of “Change in Control” for purposes of such Award shall be the definition provided for under section 409A of the Code and the regulations or other guidance issued thereunder.

(h) “Change in Control Price” means the amount calculated in accordance with Section 9 of this Plan.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

          (j) “Committee” means the Compensation Committee of the Board or a committee of two or more directors designated by the Board to administer this Plan or portions hereof; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be (i) a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” as defined under section 162(m) of the Code, unless administration of this Plan by “outside directors” is not then required in order to qualify for tax deductibility under section 162(m) of the Code, and (iii) “independent” under any applicable listing requirements. Notwithstanding anything to the contrary herein, the Board shall have the authority to designate a separate committee of two or more directors to administer and grant awards under this Plan to members of the Board, and in the event such separate committee has been designated, any references to “Committee” contained herein shall be deemed to include such separate committee.

(k) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 8(e) of this Plan.

          (l) “Disability” means, as determined by the Board in its sole discretion exercised in good faith, a physical or mental impairment of sufficient severity that either the Participant is unable to continue performing the duties he performed before such impairment or the Participant’s condition entitles him to disability benefits under any insurance or employee benefit plan of the Company or its Subsidiaries and that impairment or condition is cited by the Company as the reason for termination of the Participant’s employment or participation as a member of the Board. Notwithstanding the foregoing provisions of this Section 2(l), in the event an Award issued under the Plan is subject to section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of section 409A of the Code, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under section 409A of the Code and the regulations or other guidance issued thereunder.

(m) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash or Stock equal in value to dividends paid with respect to a specified number of shares of Stock.

          (n) “Eligible Person” means all officers and employees of the Company or of any Subsidiary, and other persons who provide services to the Company or any of its Subsidiaries, including directors of the Company. An employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in this Plan (however, in the case of ISOs, only to the extent permitted under applicable law).

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(p) “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

(q) “Fair Market Value” means, for a particular day:

(i)

if shares of Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, then the last reported sale price, regular way, on the composite tape of that exchange on that business day or, if no such sale takes place on that business day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to unlisted trading privileges on that securities exchange or, if no such closing prices are available for that day, the last reported sale price, regular way, on the composite tape of that exchange on the last business day before the date in question; or

(ii)

if shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph (i) and if sales prices for shares of Stock of the same class in the over-the-counter market are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. (“NASDAQ”) National Market System as of the date of determining the Fair Market Value, then the last reported sales price so reported on that business day or, if no such sale takes place on that business day, the average of the high bid and low asked prices so reported or, if no such prices are available for that day, the last reported sale price so reported on the last business day before the date in question; or

(iii)

if shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph (i) and sales prices for shares of Stock of the same class are not reported by the NASDAQ National Market System (or a similar system then in use) as provided in subparagraph (ii), and if bid and asked prices for shares of Stock of the same class in the over-the-counter market are reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) as of the date of determining the Fair Market Value, then the average of the high bid and low asked prices on that business day or, if no such prices are available for that day, the average of the high bid and low asked prices on the last business day before the date in question; or

(iv)

if shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph (i) and sales prices or bid and asked prices therefore are not reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in subparagraph (ii) or subparagraph (iii) as of the date of determining the Fair Market Value, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes; or

(v)

if shares of Stock of the same class are listed or admitted to unlisted trading privileges as provided in subparagraph (i) or sales prices or bid and asked prices therefore are reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in subparagraph (ii) or subparagraph (iii) as of the date of determining the Fair Market Value, but the volume of trading is so low that the Board of Directors determines in good faith that such prices are not indicative of the fair value of the Stock, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes notwithstanding the provisions of subparagraphs (i), (ii) or (iii).

For all purposes hereunder, the Fair Market Value of Stock shall be determined without regard to any restriction other than one that, by its terms, will never lapse, and without regard to any control premiums or discounts, or that such shares of Stock would represent a minority interest in the Company. Notwithstanding anything to the contrary contained in this Plan or in any applicable Award agreement, as of any particular day, Fair Market Value shall be determined, for purposes of Incentive Stock Option grants, in accordance with the requirements of section 422 of the Code (and the regulations issued thereunder), and for purposes of grants of any Awards intended to be in compliance with section 409A of the Code, in accordance with section 409A of the Code and Section 1.409A-1(b)(5)(iv) of the regulations issued thereunder or any successor provisions thereto.

(r) “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of section 422 of the Code or any successor provision thereto.

(s) “Limited SAR” means a right granted to a Participant under Section 6(g) hereof.

(t) “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Stock at a specified price during specified time periods.

(u) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(o) hereof.

(v) “Participant” means a person who has been granted an Award under this Plan which remains outstanding, including a person who is no longer an Eligible Person.

(w) “Performance Award” means a right, granted to a Participant under Section 8 hereof, to receive a cash payment or Stock based upon performance criteria specified by the Committee.

(x) “Phantom Stock” means a right, granted to a Participant under Section 6(l) hereof, to receive Stock, cash or a combination thereof at the end of a specified vesting period.

          (y) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3), an “outside director” within the meaning of regulation 1.162-27 under section 162(m) of the Code, and “independent” within the meaning of any applicable listing requirements.

(z) “Restricted Stock” means Stock granted to a Participant under Section 6(k) hereof, that is subject to certain restrictions and to a risk of forfeiture.

          (aa) “Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under section 16 of the Exchange Act, as from time to time in effect and applicable to this Plan and Participants.

(bb) “Rule 701” means Rule 701, promulgated by the Securities and Exchange Commission under the Securities Act, as from time to time in effect and applicable to the Plan and Participants.

(cc) “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

(dd) “Stock” means the Company’s Common Stock, par value $.01 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 9.

(ee) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(f) hereof.

          (ff) “Subsidiary” means (i) any corporation in which the Company owns, directly or indirectly, stock possessing more than 50% of the total combined voting power of all classes of stock entitled to vote of such corporation or more than 50% of the total value of shares of all classes of stock of such corporation, and (ii) any other business organization, regardless of form, in which the Company possesses, directly or indirectly, more than 50% of the total combined equity interests of such organization.

Section 3. Administration.

(a) Authority of the Committee

                    This Plan shall be administered by the Committee except to the extent the Board elects to administer this Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan and Rule 16b-3, the Committee shall have the authority, in its sole and absolute discretion, to (i) adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (ii) determine the Eligible Persons to whom, and the time or times at which, Awards shall be granted; (iii) determine the amount of cash and the number of shares of Stock or any combination thereof that shall be the subject of each Award; (iv) determine the terms and provisions of each Award agreement (which need not be identical), including provisions defining or otherwise relating to (A) the term and the period or periods and extent of exercisability of the Options, (B) the extent to which the transferability of shares of Stock issued or transferred pursuant to any Award is restricted, (C) the effect of termination of employment of a Participant on the Award, and (D) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (v) accelerate the time of exercisability of any Option that has been granted; (vi) construe the respective Award agreements and the Plan; (vii) make determinations of the Fair Market Value of the Stock pursuant to the Plan; (viii) delegate its duties under the Plan to such agents as it may appoint from time to time, provided that the Committee may not delegate its duties with respect to making Awards to, or otherwise with respect to Awards granted to, Eligible Persons who are subject to section 16(b) of the Exchange Act or section 162(m) of the Code; (ix) subject to ratification by the Board, terminate, modify, or amend the Plan; and (x) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. Subject to Rule 16b-3 and section 162(m) of the Code, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award, or in any Award agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Section 3(a) shall be final, binding and conclusive on all persons.

                              (b) Manner of Exercise of Committee Authority

                    At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to section 16 of the Exchange Act in respect of the Company, or relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of this Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, stockholders, Participants, Beneficiaries, and transferees under Section 10(a) hereof or other persons claiming rights from or through a Participant. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under section 162(m) of the Code to fail to so qualify. The Committee may appoint agents to assist it in administering this Plan.

                              (c) Limitation of Liability

                    The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or a Subsidiary, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the Company or a Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

          Section 4. Stock Subject to Plan.

                              (a) Overall Number of Shares Available for Delivery

                    Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for delivery in connection with Awards under this Plan, from inception, is 20,000,000, 100% of which may be granted as Incentive Stock Options.

                              (b) Application of Limitation to Grants of Awards

                    No Award may be granted if (i)(A) the number of shares of Stock to be delivered in connection with such Award or, (B) in the case of an Award relating to shares of Stock but settleable only in cash (such as cash-only SARs), the number of shares to which such Award relates exceeds (ii) the number of shares of Stock remaining available under this Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

                              (c) Availability of Shares Not Delivered under Awards

                    Shares of Stock subject to an Award under this Plan that expire or are canceled, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant, including (i) the number of shares withheld in payment of any exercise or purchase price of an Award or taxes relating to Awards, and (ii) the number of shares surrendered in payment of any exercise or purchase price of an Award or taxes relating to any Award, will again be available for Awards under this Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

                              (d) Stock Offered

                    The shares to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market, in each situation as the Board or the Committee may determine from time to time at its sole option.

          Section 5. Eligibility; Per Person Award Limitations.

          Awards may be granted under this Plan only to Eligible Persons. In each fiscal year during any part of which this Plan is in effect, a Covered Employee may not be granted Awards relating to more than 2,500,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, and in the case of Awards the value of which is not directly related to the value of the Stock, Awards the value of which at the time of payment exceeds $500,000.

          Section 6. Specific Terms of Awards.

                              (a) Grant of Awards; Performance-Based Compensation; Section 409A

                    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(c)), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award. Except in cases in which the Committee is authorized to require other forms of consideration under this Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant (but not the exercise) of any Award. The Committee shall retain full power and discretion to accelerate, waive, amend or modify, at any time, any term or condition of an Award or an Award agreement that is not mandatory under this Plan; provided, that, notwithstanding anything to the contrary contained in the Plan:

(i)

To the extent that the Committee determines on the grant date that an Award shall qualify as “other performance-based compensation” for purposes of section 162(m) of the Code, the Board and the Committee shall not exercise any discretion to accelerate, waive, amend or modify any term or condition of such Award or Award agreement that would cause such Award to fail to qualify as “other performance-based compensation”; and

(ii)

It is intended that all Awards be exempt from the application of section 409A of the Code. Accordingly, the Board and the Committee shall not exercise any discretion to accelerate, waive, amend or modify any term or condition of such Award or Award agreement that would cause such Award to become subject to section 409A of the Code.

                              (b) Options

                    The Committee is authorized to grant Options to Participants on the terms and conditions set forth in Sections 6(c), (d) and (e) hereof.

                              (c) Exercise Price

                    Each Option agreement shall state the exercise price per share of Stock (the “Exercise Price”); provided, however, that the Exercise Price per share of Stock subject to an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock on the date of grant of the Option or in the case of an Incentive Stock Option granted to an individual who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or its parent or any Subsidiary 110% of the Fair Market Value per share of the Stock on the date of grant.

                              (d) Time and Method of Exercise

                    The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including without limitation cash, Stock, other Awards or awards granted under other plans of the Company or any Subsidiary, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including, but not limited to, the delivery of Restricted Stock subject to Section 6(k). In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued as of the date of such of exercise in accordance with the applicable law.

                              (e) ISOs

                              The terms of any ISO granted under this Plan shall comply in all respects with the provisions of section 422 of the Code. Anything in this Plan to the contrary notwithstanding, no term of this Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify either this Plan or any ISO under section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of this Plan or the approval of this Plan by the Company’s stockholders. Notwithstanding the foregoing, the Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or Subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) subject to any other incentive stock option (within the meaning of section 422 of the Code)) of the Company or a parent or Subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under section 422 of the Code or applicable regulations or rulings from time to time. As used in the previous sentence, Fair Market Value shall be determined as of the date the incentive stock options are granted. Failure to comply with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

                              (f) Stock Appreciation Rights

                    The Committee is authorized to grant SARs to Participants on the terms and conditions set forth in Sections 6(g), (h), (i) and (j) hereof.

                              (g) Right to Payment

                    An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change in Control Price, as defined under Section 2(h) hereof) over (ii) the Fair Market Value of one share of Stock on the date of grant.

                              (h) Rights Related to Options

                    A Stock Appreciation Right granted pursuant to an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Subsection 6(h)(ii). That Option shall then cease to be exercisable to the extent surrendered. Stock Appreciation Rights granted in connection with an Option shall be subject to the terms of the Award agreement governing the Option, which shall comply with the following provisions in addition to those applicable to Options:

(i)

A Stock Appreciation Right granted in connection with an Option shall be exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferable.

(ii)	Upon the exercise of a Stock Appreciation Right related to an Option, a Participant shall be entitled to receive payment from the Company of an amount determined by multiplying:

1.

the difference obtained by subtracting the exercise price of a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the Stock Appreciation Right, by

2.	the number of shares as to which that Stock Appreciation Right has been exercised.

                              (i) Right Without Option

                              A Stock Appreciation Right granted independent of an Option shall be exercisable as determined by the Committee and set forth in the Award agreement governing the Stock Appreciation Right, which Award agreement shall comply with the following provisions:

(i)	Each Award agreement shall state the total number of shares of Stock to which the Stock Appreciation Right relates.

(ii)

Each Award agreement shall state the time or periods in which the right to exercise the Stock Appreciation Right or a portion thereof shall vest and the number of shares of Stock for which the right to exercise the Stock Appreciation Right shall vest at each such time or period.

(iii)	Each Award agreement shall state the date at which the Stock Appreciation Rights shall expire if not previously exercised.

(iv)	Each Stock Appreciation Right shall entitle a Participant, upon exercise thereof, to receive payment of an amount determined by multiplying:

(a)

the difference obtained by subtracting the Fair Market Value of a share of Stock on the date of grant of the Stock Appreciation Right from the Fair Market Value of a share of Stock on the date of exercise of that Stock Appreciation Right, by

(b)	the number of shares as to which the Stock Appreciation Right has been exercised.

                              (j) Terms

                              The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. Limited SARs, which may only be exercised in connection with a Change in Control or other event as specified by the Committee, may be granted on such terms, not inconsistent with this Section 6(j), as the Committee may determine. SARs and Limited SARs may be either freestanding or in tandem with other Awards.

                              (k) Restricted Stock

                    The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions

Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture

Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock

Restricted Stock granted under this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits

As a condition to the grant of an Award of Restricted Stock, the Committee may require or permit a Participant to elect that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under this Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(l) Phantom Stock

                              The Committee is authorized to grant Phantom Stock to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified vesting period, subject to the following terms and conditions:

(i) Vesting and Settlement

A Participant shall vest in an Award of Phantom Stock upon expiration of the vesting period specified by the Committee, which vesting conditions may be based on the achievement of performance goals and/or future service requirements. As soon as reasonably practicable after the lapse of the vesting period and before the later of (x) the end of the calendar year which includes the date on which the vesting period lapsed and (y) the 15th day of the third calendar month following the date on which the vesting period lapsed, the Company shall deliver Stock or cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Phantom Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture

Upon termination of employment during the applicable vesting period (as provided in the Award agreement evidencing the Phantom Stock), all Phantom Stock that is at that time subject to vesting shall be forfeited; provided that, subject to Sections 6(a)(ii) and 6(a)(iii), the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that forfeiture conditions relating to Phantom Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Phantom Stock.

(iii) Dividend Equivalents

At the date of grant, the Committee shall specify that Dividend Equivalents, if any, on the specified number of shares of Stock covered by an Award of Phantom Stock be either (A) paid with respect to such Phantom Stock on the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically deemed reinvested in additional Phantom Stock covered by the Award.

(m) Bonus Stock and Awards in Lieu of Obligations

                              The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements; provided that, in the case of Participants subject to section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under section 16(b) of the Exchange Act and from coverage under section 409A of the Code. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer of the Company or a Subsidiary in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

                              (n) Dividend Equivalents

                              The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash or Stock equal in value to dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. Except Dividend Equivalents deemed reinvested in Phantom Stock pursuant to Section 6(l)(iii), Dividend Equivalents shall be paid or distributed no later than the 15th day of the third month following the fiscal year in which the Board declares the dividend.

                              (o) Other Stock-Based Awards

                              The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of this Plan, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock and Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards; provided, that any Award granted under this Section 6(o) shall satisfy the requirements for exemption from the application of section 409A of the Code, and the Board and the Committee shall not exercise any discretion to accelerate, waive, amend or modify any term or condition of such Award or Award agreement that would cause such Award to become subject to section 409A of the Code. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(o) shall be purchased for such consideration (which shall not be less than Fair Market Value), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under this Plan, may also be granted pursuant to this Section 6(o).

          Section 7. Certain Provisions Applicable to Awards.

                              (a) Stand-Alone, Additional, Tandem, and Substitute Awards

                              Awards granted under this Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Subsidiary, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Phantom Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered.

                              (b) Term of Awards

                              The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under section 422 of the Code).

                              (c) Form and Timing of Payment under Awards

                              Subject to the terms of this Plan and any applicable Award agreement, payments to be made by the Company or a Subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation cash, Stock, other Awards or other property, and shall be made in a single payment or transfer. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control), provided such acceleration would not cause such Award to violate the requirements of section 409A of the Code. This Plan shall not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

                              (d) Exemptions from Section 16(b) Liability

                              It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to section 16 of the Exchange Act shall be exempt from section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under section 16(b).

                              (e) Non-Competition Agreement

                              Each Participant to whom an Award is granted under this Plan may be required to agree in writing as a condition to the granting of such Award not to engage in conduct in competition with the Company or any of its Subsidiaries for a period after the termination of such Participant’s employment with the Company and its Subsidiaries as determined by the Committee.

          Section 8. Performance and Annual Incentive Awards.

                              (a) Performance Conditions

                              The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8(b) and 8(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under section 162(m) of the Code.

                              (b) Performance Awards Granted to Designated Covered Employees

                    If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award may be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(b).

(i) Performance Goals Generally

The performance goals for such Performance Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b). Performance goals shall be objective and shall otherwise meet the requirements of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria

One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow return; (5) return on net assets, return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin or contribution margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating income; (9) total stockholder return; (10) debt reduction; and (11) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8(c) hereof.

(iii) Individual Performance Criteria

The grant, exercise and/or settlement of Performance Awards may also be contingent upon individual performance goals established by the Committee. If required for compliance with section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.

(iv) Performance Period; Timing for Establishing Performance Goals

Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period (the Performance Period”) of at least 12 months and up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

(v) Performance Award Pool

The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the criteria set forth in Section 8(b)(ii) and (iii) hereof during the Performance Period, as specified by the Committee in accordance with Section 8(b)(iv) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.

(vi) Settlement of Performance Awards; Other Terms

After the end of each Performance Period, the Committee shall determine the amount, if any, of (A) the Performance Award pool, and the maximum amount of potential Performance Award payable to each Participant in the Performance Award pool, or (B) the amount of potential Performance Award otherwise payable to each Participant. Unless the Committee determines otherwise at or after the grant date, as soon as reasonably practicable after the date on which the Performance Period has lapsed and the Committee has made a determination under clause (A) or (B) above, and before the later of (x) the end of the calendar year which includes the date on which the Performance Period has lapsed and the Committee has made such determination and (y) the 15th day of the third calendar month following the date on which the Performance Period has lapsed and the Committee has made such determination, the Company shall deliver to each Participant Stock or cash equal to the Participant’s Performance Award, if any. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a Performance Period or settlement of Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees

                    If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(c).

(i) Annual Incentive Award Pool

The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof during the given Performance Period, as specified by the Committee in accordance with Section 8(b)(iv) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(ii) Potential Annual Incentive Awards

Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under section 162(m) of the Code, the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 8(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under section 162(m) of the Code, the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

(iii) Payout of Annual Incentive Awards

After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under section 162(m) of the Code. As soon as reasonably practicable after the date on which the fiscal year has ended and the Committee has made a determination under Clause (A) or (B) above, and before the later of (x) the end of the calendar year which includes the date on which the fiscal year has ended and the Committee has made such determination and (y) the 15th day of the third calendar month following the date on which the fiscal year has ended and the Committee has made such determination, the Company shall deliver to each Participant Stock or cash equal to the Participant’s Annual Incentive Award, if any. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

(d) Written Determinations

                    All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 8(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 8(c), shall be made in writing in the case of any Award intended to qualify under section 162(m) of the Code. The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

(e) Status of Section 8(b) and Section 8(c) Awards under Section 162(m) of the Code

                    It is the intent of the Company that Performance Awards and Annual Incentive Awards under Sections 8(b) and 8(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder. Accordingly, the terms of Sections 8(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, who is likely to be a Covered Employee with respect to that fiscal year. If any provision of this Plan as in effect on the date of adoption or any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with section 162(m) of the Code does not comply or is inconsistent with the requirements of section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

          Section 9. Recapitalization or Reorganization.

                              (a) Existence of Plans and Awards

                    The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the

Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares

                    The terms of an Award and the number of shares of Stock authorized pursuant to Section 4 for issuance under the Plan shall be subject to adjustment from time to time, in accordance with the following provisions:

(i)

If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then (A) the maximum number of shares of Stock available for the Plan as provided in Section 4 shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be increased proportionately, and (C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii)

If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, (A) the maximum number of shares of Stock available for the Plan as provided in Section 4 shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be decreased proportionately, and (C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(iii)

Whenever the number of shares of Stock subject to outstanding Awards and the price for each share of Stock subject to outstanding Awards are required to be adjusted as provided in this Section 9(b), the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, other securities, cash, or property purchasable subject to each Award after giving effect to the adjustments. The Committee shall promptly give each Participant such a notice.

(iv)

Adjustments under Subsections 9(b)(i) and (ii) shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interest shall be issued under the Plan on account of any such adjustments.

(c) Corporate Restructuring

                              If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the holder had been the holder of record of the number of shares of Stock then covered by such Option and the share limitations provided in Sections 4 and 5 shall be adjusted in a manner consistent with the recapitalization. Upon a Change in Control the Committee, shall fully accelerate the forfeiture provisions associated with all outstanding Awards and, acting in its sole discretion without the consent or approval of any holder, effect one of the following alternatives with respect to Options: (1) accelerate the time at which all Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Options and all rights of holders thereunder shall terminate, (2) require the mandatory surrender to the Company of all of the outstanding Options held by such holders (irrespective of whether such Options are then exercisable under the provisions of this Plan) as of a date, before such Change in Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and pay to each holder an amount of cash per share equal to the excess, if any, of the amount calculated in Section 9(d) (the “Change in Control Price”) of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (3) allow for the conversion of Options into options to purchase a security of a successor to the Company.

                    (d) Change in Control Price

                    The “Change in Control Price” shall equal the amount determined in clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the per share price offered to holders of the same class of Stock of the Company in any such merger or consolidation, (ii) the per share value of the Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of the same class of Stock of the Company in any tender offer or exchange offer whereby a Change in Control takes place, or (v) if such Change in Control occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 9(d) or Section 9(c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

                    (e) Non-Option Awards

          In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 9, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Stock, the aggregate number of shares available under this Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

                    (f) Additional Issuances

          Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                    (g) Restricted Stock Awards

          Plan provisions to the contrary notwithstanding, with respect to any Restricted Stock Awards outstanding at the time a Change in Control as described in Section 2(g) occurs, all Stock awarded to the holder pursuant to a Restricted Stock Award shall fully vest and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date.

     Section 10. General Provisions.

                    (a) Transferability

(i) Permitted Transferees

The Committee may, in its discretion, permit a Participant to transfer all or any portion of an Award or authorize all or a portion of such Awards to be granted to an Eligible Person to be on terms which permit transfer by such Participant; provided that, in either case the transferee or transferees must be any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, in each case with respect to the Participant, any person sharing the Participant’s household (other than a tenant or employee of the Company), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (collectively, “Permitted Transferees”); provided further that, (X) there may be no consideration for any such transfer and (Y) subsequent transfers of Awards transferred as provided above shall be prohibited except subsequent transfers back to the original holder of the Award and transfers to other Permitted Transferees of the original holder. Agreements evidencing Awards with respect to which such transferability is authorized at the time of grant must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Subsection 10(a)(i).

(ii) Domestic Relations Orders

An Award may be transferred, to a Permitted Transferee, pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order.

(iii) Other Transfers

Except as expressly permitted by Subsections 10(a)(i) and 10(a)(ii), Awards shall not be transferable other than by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 10, an Incentive Stock Option shall not be transferable other than by will or the laws of descent and distribution.

(iv) Effect of Transfer

Following the transfer of any Award as contemplated by Subsections 10(a)(i), 10(a)(ii) and 10(a)(iii), (A) such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Participant” shall be deemed to refer to the Permitted Transferee, the recipient under a qualified domestic relations order, the estate or heirs of a deceased Participant, or other transferee, as applicable, to the extent appropriate to enable the Participant to exercise the transferred Award in accordance with the terms of this Plan and applicable law and (B) the provisions of the Award relating to exercisability hereof shall continue to be applied with respect to the original Participant and, following the occurrence of any such events described therein the Awards shall be exercisable by the Permitted Transferee, the recipient under a qualified domestic relations order, the estate or heirs of a deceased Participant, or other transferee, as applicable, only to the extent and for the periods that would have been applicable in the absence of the transfer.

(v) Procedures and Restrictions

Any Participant desiring to transfer an Award as permitted under Subsections 10(a)(i), 10(a)(ii) or 10(a)(iii) shall make application therefore in the manner and time specified by the Committee and shall comply with such other requirements as the Committee may require to assure compliance with all applicable securities laws. The Committee shall not give permission for such a transfer if (A) it would give rise to short-swing liability under section 16(b) of the Exchange Act or (B) it may not be made in compliance with all applicable federal, state and foreign securities laws.

(vi) Registration

To the extent the issuance to any Permitted Transferee of any shares of Stock issuable pursuant to Awards transferred as permitted in this Section 10(a) is not registered pursuant to the effective registration statement of the Company generally covering the shares to be issued pursuant to this Plan to initial holders of Awards, the Company shall not have any obligation to register the issuance of any such shares of Stock to any such transferee.

                    (b) Taxes

                    The Company and any Subsidiary is authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, including from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

                    (c) Changes to this Plan and Awards

                    The Board may amend, alter, suspend, discontinue or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of stockholders or Participants, except that any amendment or alteration to this Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to this Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in this Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

                    (d) Limitation on Rights Conferred under Plan

                    Neither this Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary, (ii) interfering in any way with the right of the Company or a Subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under this Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

                    (e) Unfunded Status of Awards

                    This Plan is intended to constitute an “unfunded” plan for certain incentive awards.

                    (f) Nonexclusivity of this Plan

                    Neither the adoption of this Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under section 162(m) of the Code. Nothing contained in this Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award made under this Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

                    (g) Payments in the Event of Forfeitures; Fractional Shares

                    Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration to the Company in exchange for such Award, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

                    (h) Severability

                    If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. If any of the terms or provisions of this Plan or any Award agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to section 16(b) of the Exchange Act) or section 422 of the Code (with respect to Incentive Stock Options), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or section 422 of the Code. With respect to Incentive Stock Options, if this Plan does not contain any provision required to be included herein under section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, that Option (to that extent) shall be deemed an Option not subject to section 422 of the Code for all purposes of the Plan.

                    (i) Compliance with Legal and Exchange Requirements.

                    The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of shares of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of shares of Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue shares of Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or shares of Stock issuable thereunder) (i) that shall lapse because of such postponement or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including, but not limited to, any failure to comply with the requirements of section 409A of the Code.

                    (j) Governing Law

                    All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any choice of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

                    (k) Conditions to Delivery of Stock

                    Nothing herein or in any Award granted hereunder or any Award agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. At the time of any exercise of an Option or Stock Appreciation Right, or at the time of any grant of a Restricted Stock Award or Phantom Stock Award payable in Stock, the Company may, as a condition precedent to the exercise of such Option or Stock Appreciation Right or settlement of any Restricted Stock Award or Phantom Stock Award payable in Stock, require from the Participant (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect.

                    (l) Headings and Captions

                    The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

                    (m) Plan Effective Date

               This Plan has been adopted by the Board effective as of September 11, 2008.

Appendix B

AMENDMENT TO THE
LIGHTING SCIENCE GROUP CORPORATION
AMENDED AND RESTATED EQUITY-BASED COMPENSATION PLAN

          This AMENDMENT TO THE LIGHTING SCIENCE GROUP CORPORATION AMENDED AND RESTATED EQUITY-BASED COMPENSATION PLAN (this “Amendment”), dated as of February 10, 2011, is made and entered into by Lighting Science Group Corporation, a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (the “Plan”).

RECITALS

          WHEREAS, Section 10(c) of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time, provided that any amendment to increase the share limitation shall be subject to the approval of the Company’s stockholders;

          WHEREAS, the Board desires to amend the Plan, subject to stockholder approval, to increase the aggregate number of shares of Stock that may be issued or transferred under the Plan, as set forth in Section 4 of the Plan; and

          WHEREAS, the Board intends to submit this Amendment to the Company’s stockholders for approval no later than the next annual meeting of the stockholders.

          NOW, THEREFORE, in accordance with Section 10(c) of the Plan, the Company hereby amends the Plan as follows:

          1. Section 4(a) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following:

Section 4.	Stock Subject to Plan.

(a)	Overall Number of Shares Available for Delivery

                        Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for delivery in connection with Awards under this Plan, from inception, is 28,000,000, 100% of which may be granted as Incentive Stock Options.

          2. This Amendment shall be effective on the date first set forth above. In the event stockholder approval of this Amendment is not obtained within 12 months of the date the Board approved this Amendment, the additional shares added to the Plan pursuant to this Amendment shall not be available for grant as Incentive Stock Options within the meaning of Section 422 of the Code.

          3. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Signature page to follow]

B-1

          IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser

Name:	Gregory T. Kaiser

Title:	Chief Financial Officer and Corporate Secretary

B-2

Appendix C

LIGHTING SCIENCE GROUP CORPORATION
2011 EMPLOYEE STOCK PURCHASE PLAN

          Lighting Science Group Corporation, a Delaware corporation (hereinafter referred to as “LSG”) hereby adopts and establishes the 2011 Lighting Science Group Corporation Employee Stock Purchase Plan (the “Plan”), effective as of January 1, 2011 upon the terms and conditions hereinafter stated, subject to approval by its stockholders within 12 months before or after the Plan is adopted by the Board.

ARTICLE 1
PURPOSE

          The purpose of the Plan is to provide employees of LSG and designated Subsidiaries (together with LSG, referred to herein as the “Company”) with an opportunity to acquire a proprietary interest in LSG. The Plan provides for Eligible Employees the opportunity to purchase shares of Common Stock of LSG at a discount to market value through voluntary systematic payroll deductions. The options provided to Eligible Employees under the Plan shall be in addition to any regular salary, profit sharing, pension, life insurance, special payments or other benefits related to an Employee’s employment with the Company. It is the intention of LSG that the Plan qualify as an “Employee Stock Purchase Plan” pursuant to Section 423 of the Code and the final treasury regulations issued thereunder.

ARTICLE 2
DEFINITIONS

          2.1 “Account” shall mean the payroll deduction bookkeeping account maintained by the Company, or by a record keeper on behalf of the Company, for a Participant pursuant to Section 5.3(h).

          2.2 “Board” shall mean the board of directors of LSG.

          2.3 “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          2.4 “Committee” shall mean the committee appointed or designated by the Board to administer the Plan in accordance with Article 4 of this Plan.

          2.5 “Common Stock” means the common stock of LSG, par value $0.001 per share, which LSG is currently authorized to issue or may in the future be authorized to issue.

          2.6 “Compensation” shall mean a Participant’s regular earnings, overtime pay, sick pay and vacation pay. Compensation also includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(a) of the Code. Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: commissions, incentive compensation, bonuses, prizes, awards, housing allowances, stock option exercises, stock appreciation rights, restricted stock exercises, performance awards, auto allowances, tuition reimbursement and other forms of imputed income.

          2.7 “Contributions” shall mean all bookkeeping amounts credited to the Account of a Participant pursuant to Section 5.3(h).

          2.8 “Disability” shall mean, as determined by the Committee in its sole discretion exercised in good faith, a physical or mental impairment of sufficient severity that either the Participant is unable to continue performing the duties he performed before such impairment or the Participant’s condition entitles him to disability benefits under any insurance or employee benefit plan of the Company and that impairment or condition is cited by the Company as the reason for termination of the Participant’s employment or participation as a member of the Board.

          2.9 “Eligible Employee” shall mean an Employee of the Company, other than an Employee who: (a) immediately after the option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, computed in accordance with Section 423(b)(3) of the Code, (b) is an Ineligible Foreign Employee, (c) customarily works for not more than five (5) months in any calendar year, or (d) customarily works twenty (20) hours or less per week. Notwithstanding the foregoing, the Committee may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

          2.10 “Employee” shall mean any common law employee (as defined in accordance with the regulations and rulings then applicable under Section 3401(c) of the Code) of LSG or a subsidiary designated by the Committee (together with LSG, the “Company”).

          2.11 “Ineligible Foreign Employee” shall mean an Employee who is a citizen or resident of a jurisdiction outside of the United States (without regard to whether he or she is also a citizen of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code) who is ineligible to participate in the Plan because (a) the grant of an option under the Plan to such citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction, or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

          2.12 “Offering” shall mean the grant of options to purchase shares of Common Stock under the Plan to Eligible Employees.

          2.13 “Offering Date” shall mean a date selected by the Committee for an Offering to commence.

          2.14 “Participant” shall mean an Eligible Employee who has elected to participate in the Plan, pursuant to a Subscription Agreement, on a form prescribed by the Committee.

          2.15 “Plan” shall mean this 2011 Lighting Science Group Corporation Employee Stock Purchase Plan, as amended from time to time.

          2.16 “Retirement” shall mean a termination of employment solely due to retirement upon or after attainment of age sixty-five (65), or permitted early retirement as determined by the Committee.

          2.17 “Subscription Agreement” shall mean an agreement in a form approved by and in a manner prescribed by the Committee, pursuant to which an Eligible Employee may elect to participate in the Plan. The Subscription Agreement shall contain the Eligible Employee’s authorization and consent to payroll deductions. The Subscription Agreement shall comply with and be subject to the terms and conditions of the Plan.

          2.18 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with LSG, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain.

ARTICLE 3
ELIGIBILITY

          For each Offering made under the Plan, each Employee who is an Eligible Employee on the Offering Date under such Offering, may, as determined and selected by the Committee in accordance with Section 423 of the Code and the final treasury regulations issued thereunder, be eligible to participate in such Offering. For each Offering, the Offering Date shall be as determined by the Committee. All Eligible Employees who are granted an option under this Plan shall have the same rights and privileges with respect to such option.

ARTICLE 4
ADMINISTRATION

          The Plan shall be administered by the Committee, which shall be the committee of the Board designated by the Board or, if no such committee is designated, the Board. The Committee shall have full power and authority to construe, interpret and administer the Plan, provided that it shall interpret the Plan in accordance with Section 423 of the Code and the final treasury regulations issued thereunder. It may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders, and Employees.

          The Committee shall have the full and exclusive right to establish the terms of each Offering of Common Stock under the Plan except as otherwise expressly provided in this Plan. The Committee may delegate such power, authority and rights with respect to the administration of the Plan as it deems appropriate to one or more members of the management of the Company (including, without limitation, a committee of one or more members of management appointed by the Committee); provided, however, that any delegation to management shall conform with the requirements of applicable law and stock exchange regulations. The Committee may also recommend to the Board revisions of the Plan.

ARTICLE 5
OPTION OFFERINGS

          5.1 Annual Offerings. Each year during the term of the Plan, unless the Committee determines otherwise, the Company will make one or more Offerings in which options to purchase LSG Common Stock will be granted under the Plan. Each Offering shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate, which shall comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights shall have the same rights and privileges.

          5.2 Number Available for Options. Subject to adjustments as described below, no more than 2,000,000 shares of Common Stock may be sold pursuant to options granted under the Plan. Either authorized and unissued shares or issued shares heretofore or hereafter acquired by the Company may be made subject to options under the Plan. If, for any reason, any option under the Plan terminates in whole or in part, shares subject to such terminated option may be again subjected to an option under the Plan.

          5.3 Terms and Conditions of Options.

          (a) An purchase price per share for each Offering (the “Purchase “Price”) shall be determined by the Committee on or prior to the Offering Date, which shall in no instance be less than: (a) 85% of fair market value of the Common Stock on the date the option is granted, or (b) 85% of fair market value of the Common Stock on the date the option is exercised, whichever is lower. The fair market value on the Offering Date or Purchase Date shall be determined by such methods or procedures as shall be established by the Committee prior to or on the Offering Date.

          (b) The expiration date of the options granted in each Offering shall be determined by the Committee prior to or on the date of grant of the options, but in any event shall not be more than twenty-seven (27) months after the Offering Date.

          (c) Each option shall entitle an Eligible Employee to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Committee, but in either case not exceeding forty percent (40%) of such Employee’s Compensation during the period that begins on the date selected by the Committee for the Offering to commence and ends on the date stated in the Offering, which date shall be no later than the end of the Offering (but not to exceed the amount specified in Section 423(b) of the Code). Each Eligible Employee may elect to participate for less than the maximum number of shares or dollar amount specified by the Committee. No option may be exercised for a fractional share of Common Stock.

          (d) If any amount remains in an Eligible Employee’s Account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount shall be held in such Employee’s Account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Employee’s withdraws from such next Offering or is not eligible to participate in such Offering, in which case such amount shall be distributed to such Employee after the final Purchase Date, without interest.

          (e) In connection with each Offering, the Committee may specify a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering, the Committee may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. In connection with each Offering that contains more than one Purchase Date, the Committee may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Committee action otherwise, a pro rata allocation of the shares of Common Stock available shall be made in as nearly a uniform manner as shall be practicable and equitable.

(f) The term of each Offering shall consist of the following three periods:

(i) an “Enrollment Period” during which each Eligible Employee shall determine whether or not, and to what extent, to participate by authorizing payroll deductions;

(ii) a “Payroll Deduction Period” during which payroll deductions shall be made and credited to each Participant’s Account; and

          (iii) a “Purchase Date” or “Purchase Dates” on which options of Participants will be automatically exercised and as of which purchases of shares of Common Stock will be carried out in accordance with an Offering.

The beginning and ending dates of each Enrollment Period and Payroll Deduction Period and the date of each Purchase Date shall be determined by the Committee.

          (g) Each Eligible Employee who desires to participate in an Offering shall elect to do so by completing and delivering by the end of the Enrollment Period to the Committee (or such person designated by the Committee) a Subscription Agreement in the form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) prescribed by the Committee authorizing payroll deductions during the Payroll Deduction Period. Unless otherwise permitted by the Committee, such Subscription Agreement shall constitute an election to participate in a single Offering under the Plan.

          (h) The Company shall maintain on its books, or cause to be maintained by a record keeper, a payroll deduction account in the name of each Participant (an “Account”). The amount or percentage of Compensation elected to be applied as Contributions by a Participant shall be deducted from such Participant’s Compensation on each payday during the Payroll Deduction Period and such payroll deductions shall be credited to that Participant’s Account as soon as administratively practicable. Except as provided in Section 6.1, a Participant may not make any additional payments to his or her Account. A Participant’s Account shall be reduced by any amounts used to pay for the shares of Common Stock acquired pursuant to the options, or by any other amounts distributed pursuant to the terms hereof.

(i) On the Purchase Date, the options of each Participant to which such Purchase Date relates shall be automatically exercised in full without the need for the Participant to take any action.

          (j) Upon exercise of an option, the shares shall be paid for in full by transfer of the aggregate Purchase Price from the Participant’s Account to the account of the Company, and any balance in the Participant’s Account shall be paid to the Employee in cash or applied to subsequent Offerings.

          (k) A Participant will have none of the rights and privileges of a stockholder of the Company with respect to the shares of Common Stock subject to an option under the Plan until such shares of Common Stock have been transferred or issued to the Participant or to a designated broker for the Participant’s Account on the books of the Company.

          (l) An option granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Participant to whom granted, may be exercised only for the benefit of the Participant.

          (m) No Participant shall be granted an option that permits the Participant’s rights to purchase Common Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) of fair market value of such Common Stock (determined at the date of grant) for each calendar year in which such option is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

          5.4 Issuance of Shares of Common Stock. As soon as administratively practicable following an Purchase Date, the Company shall deliver to each Participant a certificate representing the shares of Common Stock purchased upon exercise of his or her options. The time of issuance and delivery of the shares of Common Stock may be postponed for such periods as may be required to comply with registration requirements under the Securities Act of 1933, the Securities Exchange Act of 1934, listing requirements of any exchange on which the shares of Common Stock may then be listed, and the requirements under other laws or regulations applicable to the issuance or sale of such shares.

          5.5 Revocation of Subscription Agreement. At any time prior to a Purchase Date, a Participant shall have the right to revoke his or her elections set forth in the Subscription Agreement, on a form and pursuant to such terms as the Committee may prescribe. The Company shall, upon receipt of such notice of cancellation, refund to the Participant, without interest, any amounts withheld from the Participant in respect of such Offering to acquire shares of Common Stock, as soon as administratively practicable.

          5.6 Modification of Subscription Agreement. A Participant may change his or her elections set forth in a Subscription Agreement by completing and filing with the Committee (or such person designated by the Committee), a new Subscription Agreement. Such changes may be filed with the Committee (or such person designated by the Committee) prior to the end of the Enrollment Period of the subsequent Offering; such change shall be effective as of the next occurring Offering Date of such subsequent Offering. Any Subscription Agreement made pursuant to this Section 5.6 shall revoke any then outstanding Subscription Agreement.

ARTICLE 6
TERMINATION OF EMPLOYMENT; CHANGE IN ELIGIBLE STATUS

          6.1 Unless otherwise provided by the Committee, upon a Participant’s termination from employment with the Company for any reason or in the event that a Participant is no longer an Eligible Employee or if the Participant elects to revoke his or her Subscription Agreement pursuant to Section 5.5, at any time prior to the last day of a Payroll Deduction Period of an Offering period in which he or she participates, such Participant’s Account shall be paid, without interest, to him or her in cash, or, in the event of such Participant’s death, paid, without interest, to such Participant’s estate or beneficiary, and such Participant’s options shall be automatically terminated. The Committee may provide on an equal basis, upon a Participant’s termination from employment with the Company (a) by reason of Retirement, Disability and/or death, to permit the exercise of the Participant’s options at any time within the three (3) month period following such termination of employment or the Purchase Date, whichever is earlier. If the Committee permits a Participant to exercise his or her options following the Participant’s termination of employment, the Committee may permit the Participant (or his or her estate or beneficiary) to contribute additional amounts to the Participant’s Account, if necessary, to exercise the options up to the full amount or number of shares of Common Stock subject to such options as subscribed for in the Subscription Agreement. Notwithstanding the foregoing, if a Participant’s employment with the Company terminates for any reason other by reason of Retirement, Disability or death, such Participant’s Account shall be paid to him or her in cash, without interest, as soon as administratively practicable.

          6.2 A prior termination from employment with the Company shall not have any effect upon a reemployed Employee’s ability to participate in any succeeding Offering, provided that the applicable eligibility and participation requirements are again met.

          6.3 For purposes of the Plan, the employment relationship shall be treated as continuing intact while an individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

ARTICLE 7
ADJUSTMENTS

          In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an option, then the Committee shall adjust any or all of the following so that the fair value of the option immediately after the transaction or event is equal to the fair value of the option immediately prior to the transaction or event (i) the number and type of shares of Common Stock which thereafter may be made the subject of options, (ii) the number and type of shares of Common Stock subject to outstanding options, and (iii) the grant, purchase or exercise price with respect to any option or, if deemed appropriate, make provision for a cash payment to the holder of an option. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any option to violate Section 423 of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject. Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 8
AMENDMENT

          The Committee may, at any time and from time to time, alter, amend, suspend or terminate the Plan, any part thereof or any option thereunder as it may deem proper and in the best interests of the Company; provided, however, that stockholder approval shall be obtained to the extent necessary and required for the Plan to satisfy the requirements of Section 423 of the Code or other applicable laws or regulations.

          Notwithstanding the foregoing, the Committee may adopt and amend stock purchase sub-plans with respect to Eligible Employees employed outside the United States with such provisions as the Committee may deem appropriate to conform with local laws, practices and procedures, and to permit exclusion of certain Employees from participation. All such sub-plans shall be subject to the limitations on the amount of stock that may be issued under the Plan and, except to the extent otherwise provided in such plans, shall be subject to all of the provisions set forth herein.

ARTICLE 9
TERM

          The Plan shall be effective from the date that this Plan is approved by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on December 31, 2020, and no Offering shall be made hereunder after such date. Further, no Offering hereunder shall be made after any day upon which participating Employees elect to participate for a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares for which Employees elect to participate shall be greater than the shares remaining available, the available shares shall at the end of the Enrollment Period be allocated among such participating Employees pro rata on the basis of the number of shares for which each has elected to participate.

ARTICLE 10
MISCELLANEOUS PROVISIONS

          10.1 Disqualifying Disposition. If a share of Common Stock acquired pursuant to this Plan is disposed of by a Participant prior to the expiration of two (2) years from the Offering Date relating to such share or one (1) year from the transfer of such share to the Participant (a “Disqualifying Disposition”), such Participant shall notify the Company in writing of the date and terms of such disposition. A Disqualifying Disposition by a Participant shall not affect the status of any other option granted under the Plan.

          10.2 Expenses of Administration. No charge of any kind will be made by the Company against the funds held in each Participant’s Account other than the application of the funds to payment for shares of Common Stock under the Plan. The Company will pay all fees and expenses incurred by the Company in connection therewith.

          10.3 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

          10.4 No Right to Continued Employment. Neither the Plan nor any option granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company.

          10.5 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

          10.6 Applicable Law. This Plan and related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue to be fully effective.

          10.7 Plan Funds. All amounts held by the Company in Accounts under the Plan may be used for any corporate purpose of the Company. No interest will be paid to any Employee or credited to his or her Account under this Plan.

          10.8 Compliance with Governmental Laws and Stock Exchange Regulations. The obligation of the Company to sell and deliver Common Stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such common stock. The Company may, without liability to Participants, defer or cancel delivery of shares or take other action it deems appropriate in cases where applicable laws, regulations or stock exchange rules impose constraints on the normal Plan operations or delivery of shares.

* * * * * * * * * *

          IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of February 10, 2010, by its Chief Financial Officer and Secretary pursuant to prior action taken by the Board and subject to approval by its stockholders.

Lighting Science Group Corporation

	By:	/s/ Gregory T. Kaiser

	Name:	Gregory T. Kaiser

	Title:	Chief Financial Officer and Corporate Secretary

Attest:

Appendix D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIGHTING SCIENCE GROUP CORPORATION

                    Lighting Science Group Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

                    1. The name of the Corporation is Lighting Science Group Corporation.

                    2. The Corporation was originally incorporated in the State of Delaware on June 16, 1988, under the name Neo Corp.

                    3. This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL and written notice of the adoption of this Certificate of Incorporation has been given as provided by Section 228 of the DGCL to the stockholders entitled to such notice.

                    4. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIGHTING SCIENCE GROUP CORPORATION

                    FIRST: The name of the corporation (hereinafter called the “Corporation”) is

                    Lighting Science Group Corporation

                    SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 615 South Dupont Highway; City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware is Capital Services, Inc.

                    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                    FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000), consisting of Four Hundred Million (400,000,000) shares of Common Stock, all of a par value of $0.001, and One Hundred Million (100,000,000) shares of Preferred Stock, all of a par value of $0.001.

                    The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

                    FIFTH: The Corporation is to have perpetual existence.

                    SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under section 291 of Title 8 of the Delaware Code or

D-1

on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                    SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

          The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of directors need be by written ballot. The Board of Directors is expressly empowered to adopt, amend or repeal By-Laws of the Corporation.

          Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                    EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of section 102 of the General Corporation Law of the State of Delaware, as the same be amended and supplemented.

                    NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify, and advance expenses to, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                    TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest

D-2

in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

                    ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

                    IN WITNESS WHEREOF, Lighting Science Group Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Financial Officer this          day of May, 2011.

By:

Name: Gregory T. Kaiser
Title: Chief Financial Officer

D-3

FORM OF PROXY CARD

LIGHTING SCIENCE GROUP CORPORATION

BUILDING 2A, 1227 SOUTH PATRICK DRIVE SATELLITE BEACH, FLORIDA 32937

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING ON MAY 25, 2011

          The undersigned hereby constitutes and appoints John Stanley and Gregory Kaiser, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated on this proxy card, all of the shares of common stock of Lighting Science Group Corporation held of record by the undersigned on April 8, 2011, at the Annual Meeting of Stockholders to be held at Lighting Science Group’s headquarters, Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937, on Wednesday, May 25, 2011, and at any adjournments or postponements thereof, on all matters coming before said meeting, and especially to vote on the items of business specified on the reverse side, as more fully described in the notice of the meeting dated May 6, 2011 and the proxy statement accompanying such notice.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX (SEE REVERSE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

LIGHTING SCIENCE GROUP CORPORATION

May 25, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://investor.lsgc.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

20833330403000000000 5	052511

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐		NOMINEES:
	FOR ALL NOMINEES	Robert Bachman
David Bell
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Charles Darnell
Donald Harkleroad
Michael Kempner
☐	FOR ALL EXCEPT (See instructions below)	T. Michael Moseley
Leon Wagner
Richard Weinberg

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

			FOR	AGAINST	ABSTAIN
2.	Proposal to approve the Amendment to the Amended and Restated Equity-Based Compensation Plan.		☐	☐	☐

3.	Proposal to approve the Lighting Science Group Corporation 2011 Employee Stock Purchase Plan.		☐	☐	☐

4.	Proposal to approve the Amended and Restated Certificate of Incorporation.		☐	☐	☐

5.	Proposal to approve the advisory (non-binding) resolution relating to the named executive officer compensation.		☐	☐	☐

		1 year	2 years	3 years	ABSTAIN
6.	Proposal to approve advisory (non-binding) vote on the frequency of holding future advisory votes on named executive compensation.	☐	☐	☐	☐

			FOR	AGAINST	ABSTAIN
7.	Ratification of the appointment of KPMG LLP as our independent public accounting firm for fiscal 2011.		☐	☐	☐

8.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) FOR ALL THE NOMINEES FOR DIRECTOR, (II) FOR PROPOSALS 1 THROUGH 5 AND PROPOSAL 7, (III) FOR A TRIENNIAL FREQUENCY FOR PROPOSAL 6, AND (IV) IN THE DISCRETION OF THE PROXY, ON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies previously given to represent or vote such common stock and hereby ratifies and confirms all actions that said proxy, his substitutes, or any of them, may lawfully take in accordance with the terms hereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPE ENCLOSED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

Signature of Stockholder	Date:	Signature of Joint Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.